    As filed with the Securities and Exchange Commission on February 11, 1998
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------

                              OASIS CAR WASH, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                 --------------

           TEXAS                           7542                   75-2714406
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                                 --------------

                                                         RICHARD W. WEYAND
          15209 ADDISON ROAD                             15209 ADDISON ROAD
          ADDISON, TEXAS 75248                          ADDISON, TEXAS 75248
           (972) 239-5180                                  (972) 239-5180
        (Address and telephone                     (Name, address and telephone
of registrant's principal executive offices        number of agent for service)

                        ---------------------------------

                          Copies of communications to:

    RICHARD F. DAHLSON                          VINCENT J. MCGILL
   JACKSON WALKER L.L.P.           PHILLIPS NIZER BENJAMIN KRIM & BALLON L.L.P.
901 MAIN STREET, SUITE 6000                       666 5TH AVENUE
 DALLAS, TEXAS 75202-3797               NEW YORK CITY, NEW YORK 10103-0084
TELEPHONE:  (214) 953-6000                   TELEPHONE: (212) 977-9700
TELECOPIER: (214) 953-5822                   TELECOPIER: (212) 262-5152

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                  PROPOSED         PROPOSED MAXIMUM     AMOUNT OF
                                                                AMOUNT TO BE   MAXIMUM OFFERING    AGGREGATE OFFERING  REGISTRATION
      TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         REGISTERED    PRICE PER SHARE(1)       PRICE(1)           FEE
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value.................................  2,300,000(2)       $ 5.00            $11,500,000        $3,965.52
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrant.................................  2,300,000(3)       $ .125                     (8)              (8)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, Issuable Under Warrants.........................  2,300,000(4)       $ 7.50            $17,250,000        $5,948.28
-----------------------------------------------------------------------------------------------------------------------------------
Representative's Common Stock(5)..............................    200,000          $ 6.00            $ 1,200,000        $  413.79
-----------------------------------------------------------------------------------------------------------------------------------
Representative's Common Stock Purchase Warrant(6)                 200,000          $  .15                     (8)              (8)
-----------------------------------------------------------------------------------------------------------------------------------
Representative's Common Stock Issuable Under Representative's
Common Stock Purchase Warrant(7)..............................    200,000          $ 7.50            $ 1,500,000        $  517.24
-----------------------------------------------------------------------------------------------------------------------------------
             TOTAL................................................................................   $31,450,000        $10,844.83
===================================================================================================================================


                                                           (Footnotes on page 2)

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2) Includes 300,000 shares of Common Stock issuable pursuant to the Representative's over-allotment option.

(3) Includes 300,000 Warrants issuable pursuant to the Representative's over-allotment option.

(4) Represents shares of Common Stock issuable upon exercise of the Warrants registered hereby together with such additional indeterminate number of shares as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.

(5) Represents shares of Common Stock issuable upon exercise of the Representative's Warrant, together with such additional indeterminate number of shares of Common Stock as may be issued upon exercise of such Representative's Warrant by reason of the anti-dilution provisions contained therein.

(6) Represents Common Stock Purchase Warrants issuable upon exercise of the Representative's Warrant, together with such additional indeterminate number of Warrants as may be issued upon exercise of such Representative's Warrant.

(7) Represents shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants included within the Representative's Warrant, together with such additional indeterminate number of shares of Common Stock as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.

(8) Pursuant to Rule 457(i) of the Securities Act of 1993, no separate registration fee is required because the Common Stock underlying the Common Stock Purchase Warrants is being registered in the same registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED _________, 1998

                              OASIS CAR WASH, INC.

                        2,000,000 SHARES OF COMMON STOCK

               2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Oasis Car Wash, Inc. (the "Company" or "Oasis") is hereby offering 2,000,000 shares of its common stock, par value $0.001 per share (the "Common Stock") and redeemable warrants to purchase an additional 2,000,000 shares of Common Stock (the "Warrants"). The Common Stock and the Warrants (collectively, the "Securities") are being offered separately and not as units, and each is separately transferable. Prior to this offering (the "Offering"), there has been no public market for the Securities. It is estimated that the initial public offering price will be $5.00 per share for the Common Stock (the "Share Offering Price") and $.125 per Warrant.

     Each Warrant entitles the holder to purchase one share of Common Stock at a price of $7.50 per share (150% of the Share Offering Price) during the five-year period from the date of this Prospectus. The Warrants are redeemable by the Company for $.05 per Warrant on not less than 30 nor more than 60 days written notice if the closing price for the Common Stock for seven trading days during a 10 consecutive trading day period ending not more than 15 days prior to the date that the notice of redemption is mailed equals or exceeds $10.00 per share (200% of the Share Offering Price), subject to adjustment under certain circumstances and provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of First London Securities Corporation, the representative of the Underwriters (the "Representative"). See "Description of Securities."

     The initial public offering prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Representative and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. Although the Company has applied for the inclusion of the Common Stock and the Warrants on the Boston Stock Exchange (the "BSE") under the symbols " " and " ," respectively, and on the Nasdaq SmallCap Market ("Nasdaq") under the symbols " " and " ", respectively, there can be no assurance that an active trading market in the Company's securities will develop or be sustained.

                            -----------------------

THESE ARE SPECULATIVE SECURITIES, AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 4 - 7 AND "DILUTION."

                            -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================================
                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND           PROCEEDS TO
                                                          PRICE TO PUBLIC        COMMISSIONS(1)         COMPANY(2)(3)
----------------------------------------------------------------------------------------------------------------------

 Per Share of Common Stock............................ $                     $                       $
----------------------------------------------------------------------------------------------------------------------
 Per Warrant.......................................... $                     $                       $
----------------------------------------------------------------------------------------------------------------------
 Total(3)............................................. $                     $                       $
======================================================================================================================

                                           (See footnotes on the following page)

                            -----------------------

     The Securities offered by this Prospectus are being offered on a firm commitment basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to prior sale, and certain other conditions. The Representative reserves the right to withdraw, cancel or modify the Offering without notice and to reject any order, in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the offices of First London Securities Corporation, Dallas, Texas on or about ______________, 1998.

                            -----------------------

                       FIRST LONDON SECURITIES CORPORATION

                            -----------------------

                 The date of this Prospectus is        , 1998

(1) Does not include additional underwriting compensation to be received by the Representative in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering, of which $50,000 has been paid to date, and (ii) a warrant issued to the Representative (the "Representative's Warrant") to purchase up to 200,000 shares of Common Stock and up to 200,000 Warrants exercisable for a four-year period commencing one year after the effective date of this Offering at an exercise price of 120% of the initial offering price of the Shares and Warrants (in each case subject to adjustment). In addition, the Company has granted to the Representative certain registration rights with respect to registration of the shares of Common Stock and the warrants underlying the Representative's Warrant (the "Underlying Warrants") and the shares of Common Stock issuable upon exercise of the Underlying Warrants. The Company has agreed to pay the Representative upon the exercise or redemption of the Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Warrants and 5% of the aggregate redemption price for Warrants redeemed. Such fee will be paid to the Representative no sooner than 12 months after the effective date of this Offering. Additionally, the Representative or its designee must be designated by the Warrant holder as having solicited the Warrant in order to receive the fee. The Company has agreed to indemnify the Underwriters against certain liabilities arising under the Securities Act. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $992,032, including the Representative's non-accountable expense allowance.

(3) The Company has granted the Representative an option (the "Representative's Over-Allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase on the same terms as the Securities offered hereby up to 300,000 additional shares of Common Stock and up to 300,000 additional Warrants solely to cover over-allotments, if any. If the Representative's Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Commissions, and Proceeds to Company will be ___________, ___________ and ___________, respectively. See "Underwriting."

                            -----------------------

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549.

     Upon consummation of this Offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, Room 1300, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's Registration Statement as well as any reports to be filed under the Exchange Act can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR WARRANTS INCLUDING OVERALLOTMENT. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to reflect a 50 to 1 stock split effected on February 10, 1998. This Prospectus assumes an initial price to the public of $5.00 per share. Unless otherwise indicated herein, the "Company" or "Oasis" shall include its Predecessors, whose assets were purchased by the Company in August 1997. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                   THE COMPANY

     Oasis Car Wash, Inc., a Texas corporation (the "Company" or "Oasis"), is an innovative chain of upscale, full-service car washes providing the convenience of full service gas, washing and detailing in a modern, customer-oriented environment. Unlike the majority of car washes in the United States, which are individually owned, the Company benefits from the efficiencies of centrally managing and controlling many aspects of each location including chemical usage, utilities and labor. The Company presently owns five locations in Dallas, Texas and the surrounding suburban area (the "Dallas Area"), and is scheduled to open a sixth location during the first quarter of 1998. Two of the Company's locations are equipped with a new, state-of-the-art washing system called The Hy-Brid System. The Hy-Brid System will be installed in the remaining four locations by the first quarter of 1998. The HyBrid System is a touchless washing system that uses high pressure water and chemicals and soft cloths to wash vehicles in a way that management believes is safer, cleaner and quicker than any other current car washing system.

     The Company's primary business strategies are to: (i) continue to open or acquire additional upscale car washes in the United States; (ii) develop and implement car washing products, systems and technology that allow the Company to monitor and reduce major cost/usage components (i.e., labor, chemicals and water); (iii) become vertically integrated by manufacturing its own equipment and chemicals for use in existing and future Company owned locations, as well as selling equipment and chemicals to other car washes; and (iv) increase the average dollars spent by a customer during each visit by selling additional car wash services and car wash packages as well as increasing retail sales in its onsite retail areas. The Company intends to open or acquire sixteen to twenty car washes in 1998.

     In October 1997, the Company acquired all of the assets of Stanford Chemical I, LTD., a Texas limited partnership ("Stanford Chemical"). See "Business - General." Stanford Chemical is a manufacturer of non-toxic, non-hazardous, environmentally responsible cleaning products, including vehicle wash products, floor car products, all purpose and heavy duty cleaners, restaurant cleaners, disinfectants, washroom products, laundry products and industrial cleaners. The Company purchases approximately 95% of its wash supplies from Stanford Chemical and has worked with Stanford Chemical to develop cleaning solutions to use in its car washes. Prior to its acquisition of Stanford Chemical, the Company comprised approximately 25% of the business of Stanford Chemical in 1997.

     The Company was incorporated in Texas on July 3, 1997, in order to consolidate the ownership interests of Richard W. Weyand, Chairman of the Board and President of the Company, and his affiliates into one entity. Subsequent to its incorporation, Car Wash Properties North, L.P., Car Wash Properties North II, L.P., Car Wash Properties North III, L.P., Car Wash Properties North IV, L.P. and Car Wash Properties North V, L.P. (collectively, the "Predecessors"), each of which owned one car wash location, sold their assets to the Company. See "Certain Transactions." Additionally, the Company acquired from Mr. Weyand and his affiliates Stanford Chemical's net assets. See "Business -
General" and "Certain Transactions." The principal executive offices of the Company are located at 15209 Addison Road, Addison, Texas 75248, telephone number (972) 960-9717.

                                  THE OFFERING


Common Stock Offered....................   2,000,000 Shares
Warrants Offered........................   2,000,000 Warrants

Common Stock Outstanding:

  Prior to the Offering.................   5,000,000 Shares
  After the Offering....................   7,255,000 Shares (1)

Warrants Outstanding:

  Prior to the Offering.................   none
  After the Offering....................   2,000,000

Estimated Net Proceeds..................   $8,232,968 (2)

Use of Proceeds.........................   The Company intends to use the net proceeds of the Offering (i) to fund its acquisition strategy, (ii) for capital expenditures for existing car wash locations, (iii) to repay indebtedness and (iv) for working capital and general corporate purposes.

Proposed Trading Symbols:(3)

  Boston Stock Exchange:
    Common Stock........................
    Warrants............................

  Nasdaq SmallCap Market:
    Common Stock........................
    Warrants............................

Risk Factors:...........................   The Common Stock and the Warrants offered hereby are speculative and involve a high degree of risk.  Investors should carefully consider the risk factors enumerated herein before investing in the Common Stock and the
                                           Warrants.  See "Risk Factors" and "Dilution."

--------------------

(1) Includes 200,000 shares of Common Stock issuable pursuant to the terms of the Company's 10% Bridge Notes and 55,000 shares of Common Stock issuable pursuant to agreements with three previous limited partners of two of the Company's car washes. See "Bridge Notes" and "Certain Transactions." Excludes (i) 2,000,000 shares of Common Stock issuable upon the exercise of the Warrants offered hereby and (ii) the 400,000 shares of Common Stock issuable upon exercise of the Representative's Warrant and the Warrants therein.

(2) After subtracting the underwriting discounts and commissions and estimated Offering expenses by the Company, including a 3% on non-accountable expense allowance to the Representative.

(3) Boston Stock Exchange and Nasdaq symbols do not imply that an established public trading market will develop for any of these Securities, or if developed, that any such market will be sustained. See "Risk Factors--Possible Applicability of Rules Relating to Low-Priced Stock; Possible Failure to Qualify for Boston Stock Exchange or Nasdaq SmallCap Market Listing."

                  SUMMARY COMBINED AND PRO FORMA FINANCIAL DATA

                                                                                Nine Months Ended
                                     Fiscal Year Ended                            September 30,
                              ------------------------------     -----------------------------------------------
                                  June 30,      December 31,                                         Pro Forma
                                   1995            1996              1996             1997            1997(1)
                              -------------  ---------------     -------------    -------------     -----------
                              (Predecessor
                                Business)

INCOME STATEMENT DATA:
   Revenues                    $ 5,413,025     $ 6,334,846      $ 4,543,448      $ 5,683,267      $ 5,683,267
   Gross Profit                  1,518,236       2,258,245        1,630,084        2,258,740        2,258,740
   Income (Loss) From
       Operations                  245,607         428,292          409,279          (89,143)         (89,143)
   Interest Expense                 17,147         810,934          581,743          866,881        2,005,730
   (Loss) Income Before
       Pro Forma Provision
       for Income Taxes            203,314        (376,890)        (166,766)        (950,711)      (2,089,560)

PRO FORMA STATEMENT OF
   INCOME DATA:
   Pro Forma Provision for
       Income Taxes                 69,126              --               --               --               --
   Pro Forma Net (Loss)
       Income                      134,188        (376,890)        (166,766)        (950,711)      (2,089,560)
   Pro Forma Net (Loss)
       Income per Common
       Share                   $      0.02     $     (0.08)     $     (0.03)     $     (0.19)     $     (0.40)
   Pro Forma Weighted
       Average Number of
       Common Shares
       Outstanding               5,000,000       5,000,000        5,000,000        5,000,000        5,255,000

                                                                   September 30, 1997
                                                   -----------------------------------------------
                                  December 31,                                          Pro Forma
                                     1996             Actual            Pro Forma     As Adjusted(2)
                                ---------------    -------------      ------------    --------------

BALANCE SHEET DATA:
   Working Capital (Deficit)     $ (1,516,011)     $ (2,694,732)     $ (4,315,604)     $  4,112,136
   Total Assets                    11,646,254        14,082,795        14,405,195        20,638,163
   Long-Term Debt                   8,004,475        10,205,796         9,790,796         9,790,796
   Partner/Stockholder Loans        1,006,703           603,154            16,903            16,903
   Owners' Equity (Deficit)           827,893            19,669          (331,680)        7,901,288

-------------

(1) Pro forma adjusted for issuance of Bridge Notes, interest related to Bridge Note financing, cash payments and common stock issuance to limited partners contingent upon successful completion of proposed initial public offering ("IPO").


(2) Pro forma as adjusted includes all adjustments reflected in (1) above, plus the sale of 2,000,000 shares of Common Stock, assuming an IPO price of $5.00 and the sale of 2,000,000, assuming an IPO price of $.125 net of issuance cost of $2,017,032.

                                  RISK FACTORS

     The Securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors in evaluating an investment in the Securities offered hereby.

     START UP COMPANY. The Predecessors commenced acquiring and operating car washes in December 1995, and the Company was only formed in July 1997. The Company's operations are subject to all of the risks inherent in establishing a new business enterprise. The Company's potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. No assurances can be given that the Company will be successful. If the Company is not successful, any money invested in the Company may be lost.

     DEBT SERVICE CAPABILITY. The Company has a substantial amount of debt. There can be no assurance that the operations of the Company will generate sufficient net income to service such debt. The Company's leverage poses substantial risk to holders of the Company's debt and equity securities in that it could limit the Company's ability to respond to industry changes or economic downturns, as well as its ability to satisfy its funding needs for operations or to raise debt or equity capital.

     GEOGRAPHIC CONCENTRATION. All the Company's existing facilities are located in the Dallas Area, although the Company intends to expand outside this area as well as outside the State of Texas. Accordingly, the Company's results of operations may be adversely affected by economic conditions in Dallas Area and the other geographic areas into which the Company may expand.

     ADDITIONAL FINANCING FOR OPPORTUNITIES. Opportunities for the Company to acquire or build car washes in the future could be lost if it is unable to acquire the necessary financing by borrowing, retention of earnings, sale of additional capital stock or debt securities or other conventional financing sources. The Company has no commitments for additional borrowings or sales of equity, and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms favorable to the Company, if at all.

     MANAGEMENT OF GROWTH. The Company's anticipated growth is expected to place a significant strain on its managerial, operational and financial resources. To manage its potential growth, the Company must implement and improve its operational and financial systems and expand, train and manage its employee base. There can be no assurances that the Company will be able to effectively manage the expansion of its operations, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to fully exploit market opportunities for the Company's business. The inability to effectively manage growth could have a material adverse effect on the Company's business, results of operations and financial condition.

     COMPETITION. The car wash industry is highly competitive. Competition is based primarily on location, facilities, customer service, available services and rates. The Company's competitors may have significantly greater financial and operating resources than the Company. The Company faces competition from sources outside the car wash industry, such as gas stations that offer automated car wash services. Because barriers to entry in the general car wash industry are relatively low, competition may arise from new sources not currently competing with the Company.

     ECONOMIC UNCERTAINTY. Adverse economic conditions may have a negative impact on the Company's business. In a recession, consumers may be less inclined to make certain expenditures, including expenditures for car washes. A severe economic downturn could jeopardize the profitability and continued operation of the Company.

     WEATHER CONDITIONS. The car wash industry is most adversely affected by poor weather conditions. Poor weather conditions may have been the primary cause for a 1.5% drop in volume for full-service operators in 1996 (as reported in the Professional Carwashing & Detailing's 1997 Survey). The Company may be adversely affected by these factors.

     EL NINO PHENOMENON. El Nino is an abnormal warming of the ocean temperatures across the eastern tropical Pacific Ocean that affects weather around the globe. This climate phenomenon typically brings wetter, cooler weather for the southern half of the United States from November through March. Based on historical data from past El Nino events, some areas in the South may see as much as 150 to 200 percent of normal rainfall accumulation. Because inclement weather such as the type caused by El Nino may be the primary cause for decreased volume in the car wash industry, the Company could be adversely affected by this weather phenomenon.

     REPLACING AND REPAIRING EQUIPMENT. Although the Company undertakes to keep its car washing equipment in proper operating condition, the harsh operating environment found in car washes (including the chemicals used therein) results in frequent mechanical problems. The loss of any key component of a car wash could make the car wash inoperable. In addition, the failure of the Company to locate and install replacement equipment could have a material adverse effect on the Company.

     DEPENDENCE ON SENIOR MANAGEMENT. Mr. Weyand and Thomas G. Miller are the primary executive officers of the Company. The Company is largely dependent upon their business and management skills. If the services of these individuals should become unavailable, the business of the Company could be adversely affected. See "Management."

     ABSENCE OF CASH DIVIDENDS; RESTRICTIONS ON PAYMENTS OF DIVIDENDS. The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its capital stock in the foreseeable future. Additionally, the Company's loan agreement with its lender places certain restrictions on the payment of dividends.

     CONCENTRATION OF STOCK OWNERSHIP. Mr. Weyand is considered the beneficial owner of 90% of the outstanding Common Stock (approximately 62.00% following this Offering), and as a result, Mr. Weyand will be able to exercise significant influence over all matters requiring shareholder approval, including the ability to elect all of the Company's directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

     ARBITRARY OFFERING PRICE AND EXERCISE PRICE OF WARRANTS. The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the Underlying Warrants, have been determined solely by negotiations between the Company and the Representative. Among the factors considered in determining these prices were the Company's current financial condition and prospects, market prices of similar securities of comparable publicly traded companies and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the Underlying Warrants do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Underwriting."

     NECESSITY TO MAINTAIN CURRENT PROSPECTUS AND REGISTRATION STATEMENT. The Company must maintain an effective registration statement on file with the Commission before any Warrant may be redeemed or exercised. It is possible that the Company may be unable to cause a registration statement covering the Common Stock underlying the Warrants to be effective. It is also possible that the Warrants could be acquired by persons residing in states where the Company is unable to qualify the Common Stock underlying the Warrants for sale. In either event, the Warrants may expire, unexercised, which would result in the holders losing all the value of the Warrants.

     STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has undertaken, however, to qualify the Warrants for listing on the Boston Stock Exchange which provides an exemption from state blue sky registration in over 20 states. See "Description of Securities -- Warrants."

     REDEEMABLE WARRANTS AND IMPACT ON INVESTORS. The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, the Company may not redeem the Warrants at any time that a current registration statement under the Securities Act covering the Common Stock underlying the Warrants is not then in effect. See "Description of Securities--Warrants."

     REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. It is anticipated that a significant amount of the Common Stock and the Warrants will be sold to customers of the Representative. Although the Representative has advised the Company that it intends to make a market in the Common Stock and the Warrants, it will have no legal obligation to do so. The prices and the liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in the market. No assurance can be given that any market making activities of the Representative, if commenced, will be continued. See "Underwriting."

     POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS OR "PENNY STOCK"; POSSIBLE FAILURE TO QUALIFY FOR BOSTON STOCK EXCHANGE OR NASDAQ SMALLCAP MARKET LISTING. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. While the price at which the shares of Common Stock offered to the public pursuant to this Offering will be at least $5.00, the Warrants offered hereby will initially be "penny stocks" and become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock and the Warrants are listed on the Boston Stock Exchange. There can be no assurance that the Company will be able to satisfy the listing criteria of the Boston Stock Exchange or that the Common Stock or the Warrants will trade for $5.00 or more per Security after the Offering. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's Securities and may affect the ability of purchasers in this Offering to sell the Company's securities in a secondary market.

     Although the Company has applied for listing of the Common Stock and the Warrants on the Boston Stock Exchange and the Nasdaq, there can be no assurance that such application will be approved or that a trading market for the Common Stock and the Warrants will develop or, if developed, will be sustained. Furthermore, there can be no assurance that the Securities purchased by the public hereunder may be resold at their original offering price or at any other price.

     In order to qualify for initial listing on the Boston Stock Exchange, a company must, among other things, have at least $3,000,000 in total assets (of which $2,000,000 are tangible assets), a public float of at least 750,000 shares (with an aggregate value of at least $1,500,000), a minimum of 600 beneficial public stockholders owners (exclusive of affiliates) and a minimum bid price for its securities of $2.00 per share. For continued listing on the Boston Stock Exchange, a company must maintain a public float of 150,000 shares (having a value of at least $500,000) and $1,000,000 in total assets, 250 beneficial public stockholders, and stockholders' equity of $500,000. The failure to meet these and other maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Boston Stock Exchange.

      In order to qualify for initial listing on the Nasdaq Smallcap Market, a company must, among other things, have at least $4,000,000 in total assets, $2,000,000 of total capital and surplus, $1,000,000 "public float," and a minimum bid price for its securities of $3.00 per share. For continued listing on the Nasdaq, a company must maintain a $200,000 market value of the public float, $2,000,000 in total assets and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Nasdaq.

     If the Company is or becomes unable to meet the listing criteria (either initially or on a continued basis) of the Boston Stock Exchange or the Nasdaq and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "Electronic Bulletin Board" administered by the National Association of Securities Dealers, Inc. (the "NASD"). In such event, the market price of the Common Stock and the Warrants may be adversely impacted. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock and the Warrants.

     EXERCISE OF REPRESENTATIVE'S PURCHASE WARRANTS. In connection with this Offering, the Company will sell to the Representative, for nominal consideration, a Representative's Warrant to purchase 200,000 shares of Common Stock and 200,000 Warrants from the Company. The Representative's Warrant will be exercisable for a four-year period commencing one year from the effective date of this Offering at an exercise price of 120% of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. The Representative's Warrant may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company could obtain additional capital during the life of the Representative's Warrant may be adversely affected because the holders of the Representative's Warrant might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representative's Warrant.

     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES. Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Although the Company has applied to list the Common Stock and the Warrants on the Boston Stock Exchange and the Nasdaq SmallCap Market, there can be no assurance that a regular trading market will develop (or be sustained, if developed) for the Common Stock or the Warrants upon completion of this Offering, or that purchasers will be able to resell their Common Stock or Warrants or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in their market price. There can be no assurance that the market price of the Common Stock or the Warrants will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.

     FORWARD-LOOKING STATEMENTS. This Prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The actual results of the Company may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the factors discussed in this "Risk Factors" section. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Securities Act, which apply to certain forward-looking statements, are not applicable to this Offering.

     ENVIRONMENTAL REGULATION. The Environmental Protection Agency ("EPA") and state and local regulatory authorities regulate, among other things, discharges to water and the generation, use, storage, transportation, treatment and disposal of the cleaning substances used by the Company in its business. The Company's locations may require operating permits that are subject to revocation, modification and renewal. See "Business-Regulation."

     DILUTION. Purchasers of the Securities will suffer immediate and significant dilution in net tangible value of the Common Stock. Based on the net tangible book value of the Common Stock on September 30, 1997, purchasers of the Securities would have suffered, on a pro forma basis, dilution of 86.2% per share. The exercise of outstanding warrants, options and convertible or exchangeable notes will also have an additional dilutive effect on the interests of the purchasers of the Securities. See "Dilution."

                                 USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Common Stock and Warrants offered hereby (assuming an initial public offering price of $5.00 per Share and $.125 per Warrant) are estimated to be approximately $8,232,968 (approximately $9,570,593 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

APPLICATION OF NET PROCEEDS                                      DOLLAR AMOUNT                 PERCENT OF NET PROCEEDS
---------------------------                                      -------------                 -----------------------

Repay Bridge Notes(1)..................................             $2,166,666                          26.3%
Future acquisitions or openings(2).....................              5,000,000                          60.8
Improve existing facilities(3).........................                250,000                           3.0
Purchase of capital equipment(4).......................                250,000                           3.0
General corporate purposes.............................                566,302                           6.9
                                                                    ----------                        ------
        Total                                                       $8,232,968                         100.0%
                                                                    ==========                        ======

-----------------------------

(1) The Company intends to use approximately $2,166,666 of the net proceeds to repay certain subordinated promissory notes that were privately issued by the Company in October 1997 (the "Bridge Notes") and for general corporate purposes. The outstanding indebtedness under the Bridge Notes bears interest at a rate of 10% and is due in full on September 30, 2001, or earlier in certain circumstances, including within five days following the closing of this Offering. Subject to successful completion of this Offering, in connection with the full payment of the Bridge Notes, the Company has agreed to issue to the holders of the Bridge Notes that number of shares of Common Stock equal to the quotient of $1,000,000 divided by the initial public offering price. See "Bridge Notes."

(2) A key element of the Company's strategy involves growth through opening new car washes and acquiring existing car washes and converting them to Company car washes. The Company intends to open or acquire sixteen to twenty car washes in 1998. For purposes of calculating "Use of Proceeds", the Company is budgeting to build and open 3 car washes (at an average cost of approximately $2,000,000 per location) and acquire 17 car washes (at an average cost of approximately $2,000,000 per location).

(3) These funds will be used primarily to improve and update existing car wash locations and retail merchandise in such locations.

(4) These funds will be used for new and ongoing improvements and additions to the Company's computerized accounting and management systems.

     Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term bank deposits or investment-grade securities. The foregoing represent the Company's current intentions with respect to the allocation of the proceeds of this Offering based upon its present plans and business conditions. However, changed business conditions and various other factors could result in the application of the proceeds of this Offering in a manner other than as described in this Prospectus.

                                 DIVIDEND POLICY

     To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to retain any earnings to finance the growth and development of its business. Any payment of cash dividends on its Common Stock in the future will be dependent, among other things, upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                             COMBINED CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of September 30, 1997, and (ii) as adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock and 2,000,000 Warrants offered hereby at an assumed initial public offering price of $5.00 per share of Common Stock and $.125 per Warrant (after deduction of the underwriting discount and estimated Offering expenses) and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                                              SEPTEMBER 30, 1997
                                                                -------------------------------------------------
Notes Payable and Long Term Debt:                                                                     PRO FORMA
                                                                   ACTUAL         PRO FORMA(1)      AS ADJUSTED(2)
                                                                ------------      ------------      -------------

        Notes Payable                                           $  2,062,356      $  3,823,356      $  1,823,356

        Current Maturities of Long-Term Debt                         244,188           244,188           244,188

        Long -Term Debt                                           10,205,796         9,790,796         9,790,796
                                                                ------------      ------------      ------------

                 Total Liabilities                                12,512,340        13,858,340        11,858,340
                                                                ------------      ------------      ------------

Owners' Equity:

        Preferred Stock, $0.001 par value, 5,000,000 Shares               --                --                --
        Authorized; None Issued and Outstanding

        Common Stock, $0.001 par value, 20,000,000
        Shares Authorized; 5,000,000 Outstanding, Actual,              5,000             5,255             7,255
        5,255,000 Outstanding Pro Forma, and 7,255,000
        Outstanding Pro Forma As Adjusted, respectively

        Addition Paid in Capital                                     465,573         1,113,279         9,344,247

        Stock Subscription Receivable                               (100,000)         (100,000)         (100,000)

        Accumulated (Deficit)                                       (211,365)       (1,350,214)       (1,350,214)

        Partners' Equity (Deficit)                                  (139,539)               --                --
                                                                ------------      ------------      ------------

                 Total Owners' Equity (Deficit)                       19,669          (331,680)        7,901,288
                                                                ------------      ------------      ------------

                 Total Capitalization                           $ 12,532,009      $ 13,526,660      $ 19,759,628
                                                                ============      ============      ============

----------

(1) Pro forma adjusted for issuance of Bridge notes, interest related to Bridge note financing, cash payments and common stock issuance to limited partners contingent upon successful completion of proposed IPO.

(2) Pro forma as adjusted includes all adjustments reflected in (1) above, plus the sale of 2,000,000 shares of common stock, assuming an IPO price of $5.00 and the sale of 2,000,000, assuming an IPO price of $.125 net of issuance cost of $2,017,032.

                                    DILUTION

     Dilution is determined by subtracting net tangible book value per share after the Offering from the amount of cash paid by investors for the shares of Common Stock. Net tangible book value per share represents the book value of the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock.

     The pro forma net tangible book value of the Common Stock at September 30, 1997, was approximately $(3,220,388), or $(0.61) per share, after giving effect to the Bridge Notes and the contribution of assets from two of the Predecessors and the issuance of 255,000 shares of the Company's common stock in connection therewith. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby (at the initial public offering price of $5.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom, and assuming no other changes in the net tangible book value after September 30, 1997, the Company's pro forma as adjusted net tangible book value at September 30, 1997 would have been approximately $5,012,580 or $0.69 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.30 per share to existing shareholders and an immediate decrease in pro forma net tangible book value to new investors of $4.31 per share. The following table illustrates the per share dilution:


         Assumed initial public offering price per share............................................ $5.00
                  Net tangible book value per share before this Offering ............... $(.57)
                  Decrease in pro forma net tangible book
                           Value after giving effect to Bridge Loan and
                           merger of all partnerships................................... $(.04)
                  Increase per share attributable to new investors...................... $1.30

         Pro forma as adjusted net tangible book value per share after this Offering................   .69
                                                                                                     -----

         Dilution per share to new investors........................................................ $4.31
                                                                                                     =====

         Percentage dilution........................................................................  86.2%
                                                                                                     =====

     The following table sets forth, as of September 30, 1997, the differences between the existing shareholders and the investors in this Offering with respect to the total consideration paid or payable and the average price per share paid or payable:

                                    SHARES PURCHASED(3)            TOTAL CONSIDERATION
                             -------------------------------  ------------------------------    AVERAGE PRICE
                                 NUMBER          PERCENT         AMOUNT           PERCENT         PER SHARE
                             ------------     --------------  ------------      -----------    --------------

Existing Shareholders(1)       5,255,000            72.4%     $ 1,346,270            11.9%     $      0.25
New Investors(2)               2,000,000            27.6%     $10,000,000            88.1%     $      5.00
                             -----------        --------      -----------         -------

   Total                       7,255,000           100.0%     $11,346,270           100.0%     $      1.56
                             ===========        ========      ===========         =======

------------------------------

(1) Includes shares to be issued to holders of the Bridge Notes and to certain of the limited partners of two of the Predecessors, at the initial public offering price of $5.00 per Share.

(2) Assumes that the Warrants offered hereby, the Representative's Warrant and the Underlying Warrants are not exercised.

(3) Excludes the issuance of (i) 2,000,000 shares of Common Stock upon exercise of the Warrants; (ii) up to 300,000 shares of Common Stock issuable pursuant to the Representative's Over-Allotment Option and that underlie the Warrants contained therein; and (iii) up to 200,000 shares issuable pursuant to the Representative's Warrants and the Underlying Warrants contained therein. See "Underwriting," and "Description of Securities."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of the financial condition and results of operations of the Company and should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

Overview

     The Company operates an innovative chain of up-scale, full-service car washes providing the convenience of full service gas, washing and detailing in a modern, customer-oriented environment. The Company presently operates five locations in Dallas, Texas and the surrounding suburban area. In addition, the Company incorporated and started a chemical business to provide soap and other cleaning chemicals to its car washes in January 1997. In 1997 approximately twenty-five percent (25%) of the chemical company's sales were to car washes owned by the Company.

     The Company does not experience seasonal variations in the number of cars serviced; however, the volume is greatly affected by the weather. The car wash revenues include not only wash services but also gasoline and merchandise sales. Sale of soap and other cleaning chemicals represented approximately six and one-half percent (6 1/2%) of revenues in the nine months ended September 30, 1997.

     The following summarizes the car wash activities for the periods indicated:

                                          Year Ended                               Nine Months Ended September 30,
                         -------------------------------------------------  -------------------------------------------
                             June 30,      Per      December 31,      Per                    Per                    Per
                              1995*        Car        1996            Car        1996        Car      1997          Car
                         -------------   ------- ---------------    ------  -----------    ------ ------------    -----
                          (Predecessor
                            Business)

Total Cars Serviced            325,755                   350,139                250,778                287,714
                            ==========               ===========             ==========             ==========

Gallons of Gasoline
   Sold                        943,099                   793,427                570,644                722,284
                            ==========               ===========             ==========             ==========


Car Wash Revenue            $5,413,025    $16.62      $6,334,846    $18.09   $4,543,448    $18.12   $5,311,145     $18.46
                            ----------   -------     -----------    ------   ----------    ------   ----------     ------

Cost and Expenses
   Cost of Revenues          3,894,789     11.96       4,076,601     11.64    2,913,364     11.62    3,259,689      11.33
   Selling, General and
       Administrative
       Expenses              1,272,629      3.90       1,829,953      5.23    1,220,805      4.87    1,759,146       6.11
                            ----------   -------     -----------    ------   ----------    ------   ----------     ------

       Total Cost
           and
           Expenses          5,167,418     15.86       5,906,554     16.87    4,134,169     16.49    5,018,835      17.44
                            ----------   -------     -----------    ------   ----------    ------   ----------     ------


Operating Income            $  245,607   $   .76     $   428,292    $ 1.22   $  409,279    $ 1.63   $  292,310     $ 1.02
                            ==========   =======     ===========    ======   ==========    ======   ==========     ======


Average Statistics
   Revenue Per
       Car Wash**                         $12.43                    $14.65                 $14.48                  $14.55
                                          ======                    ======                 ======                  ======

   Per Gallon of Gasoline Sold
       Revenue                            $ 1.25                    $ 1.31                 $ 1.32                  $ 1.27
                                          ======                    ======                 ======                  ======

       Cost of Revenue                    $ 1.07                    $ 1.18                 $ 1.16                  $ 1.18
                                          ======                    ======                 ======                  ======

-------------------------------

*    Includes three car washes

**   Excludes merchandise, gasoline, and other miscellaneous car wash revenues

The Company's cost and expenses include payroll cost, water, soap and cleaning chemicals, repairs and utilities.

Fiscal Year Ended December 31, 1996
Compared to Fiscal Year Ended June 30, 1995 (Predecessor Business)

     The Predecessor Business included only the three (3) stores purchased from Mitchell-Blakewell, Inc.; therefore, the following summary is necessary to properly compare revenues:

                                                                                      Year Ended
                                                             ------------------------------------------------------
                                    Number                             Cars                                  Cars
   Store Purchased From           of Stores        June 30, 1995     Serviced         December 31, 1996    Serviced
   --------------------           ---------        -------------     --------         -----------------    --------

   Mitchell-Blakewell, Inc.            3             $5,413,025       325,755             $5,339,658        300,656
   Noell Estate                        1                     --            --                995,188         49,483
                                                     ----------       -------             ----------        -------

       Total Revenues                                $5,413,025       325,755             $6,334,846        350,139
                                                     ==========       =======             ==========        =======

     The same store revenues for the two years declined a modest $73,367 (1.3%); however, the revenue mix changed significantly. The decline in gasoline sales of approximately $250,000 was offset by higher prices charged for the wash services ($2.22 increase per car). The Noel Estate store's average revenue per car serviced was $20.11 as compared to the overall average revenue per car of $16.62 and $18.09 in 1995 and 1996, respectively. The increase in the per car revenues is the direct result of price increases for services performed and additional services being sold (e.g., wax, air freshener, tire cleaning, etc.).

     The cost of revenue per car serviced declined from $11.96 in 1995 to $11.64 (2.7% decrease). This small reduction is the result of equipment changes initiated in late 1996, and more efficient use of manpower.

     The selling, general and administrative cost per car serviced increased 34.1% in 1996 as compared to 1995 due to the increase in depreciation and amortization in 1996, resulting from the purchase of the car washes and higher management salaries and other operating expenses. The Company in 1996 began to train staff and purchased the necessary equipment to allow it to acquire and operate additional car washes in the future.

     Results of operations for the year December 31, 1996, reflected a $(376,890) loss, which included a $810,934 charge for interest expense related to the Company's acquisition debt. In 1995, Mitchell-Blakewell, Inc., reflected net income of $203,314, which included interest expense of $17,147.

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     The car wash revenue for the nine months ended September 30, 1997 increased 16.9% to $5,311,145 compared to $4,543,448 for the nine months ended September 30, 1996, while revenue per car serviced increased 2.0% to $18.46 compared to $18.12, respectively. The number of cars serviced increased by 14.7% to 287,714 as compared to 250,778. The overall increase in revenue was the result of more cars being serviced and higher pricing by the Company (see summary below):

                                                                  Nine Months Ended September 30,
                                                                  -------------------------------
                                                                     1996                  1997
                                                                  ---------             ---------


       Average Per Car Wash Revenue                                 $14.48                $14.55
       Average Per Car Other Revenue                                  3.64                  3.91
                                                                    ------                ------
       Average Revenue Per Car Serviced                             $18.12                $18.46
                                                                    ======                ======



     The car wash cost and expenses for the nine months ended September 30, 1997 increased 21.4% to $5,018,835 compared to $4,134,169 for the nine months ended September 30, 1996, which cost and expenses per car serviced increased 5.8% to $17.44 compared to $16.49, respectively. The increase in the cost and expenses was the result of $.02 increase in the average cost of gasoline, higher management salaries and increased amortization and depreciation charges.

     In 1997 the Company began a chemical business which sells soap and other cleaning chemicals to the car washes owned by the Company and to car washes not owned by the Company. Approximately twenty-five percent (25%) of the chemical company's sales are intercompany. The operations of the chemical company's were as follows:


           Gross Revenue                                                               $473,488
           Less Intercompany Sales                                                     (101,366)
                                                                                       --------

                  Net Revenue                                                           372,122

           Cost and Expenses
              Cost of Revenue                                                           164,838
              Selling, General and Administrative Expense                               588,737
              Interest Expense                                                           56,865
                                                                                       --------

                  Operating Loss                                                      $(438,318)
                                                                                      =========

     The loss is the result of the start-up activities of the business.

     The result of operations for the nine months ended September 30, 1997 reflected a loss of $(950,711) which included the loss from the start-up of the chemical company of $438,318 and $866,881 of interest charges. The results of operations for the nine months ended September 30, 1996 reflected an loss of $(166,766) which included interest expense of $581,743.

Liquidity and Capital Resources

     The Company commenced business in December 1995 upon the acquisition of the first car wash. The acquisition of the four operating car washes and the construction of the fifth car wash have been financed by bank borrowings, partners' capital contributions and loans. In addition, the losses of the Company were financed by additional loans from the partners. During fiscal 1996 and the first nine months of 1997, the Company had capital expenditures of $11,989,834 and $2,428,424, respectively, and incurred bank borrowings and partner loans and contributions of $11,817,649 and $2,876,917, respectively.

                                    BUSINESS
GENERAL

     Oasis is an innovative chain of upscale, full-service car washes providing the convenience of full service gas, washing and detailing in a modern, customer-oriented environment. Unlike the majority of car washes in the United States, which are individually owned, the Company benefits from the efficiencies of centrally managing and controlling many aspects of each location including chemical usage, utilities and labor. The Company presently owns five locations in the Dallas Area, and is scheduled to open a sixth location in the first quarter of 1998. Two of the Company's locations are equipped with a new, state-of-the-art washing system called The Hy-Brid System and the other four locations will be equipped with The HyBrid System by the first quarter of 1998. The Hy-Brid System is a touchless washing system, that uses high pressure water and chemicals and soft cloth to wash vehicles in a way that management believes is safer, cleaner and quicker than any other current car washing system.

     In October 1997, the Company acquired all of the assets of Stanford Chemical I, LTD., a Texas limited partnership ("Stanford Chemical"). Stanford Chemical was controlled by Richard W. Weyand, Chairman of the Board and President of the Company and D. Bradley Dean, a director of Company. See "Certain Transactions." Stanford Chemical is a manufacturer of non-toxic, non-hazardous, environmentally responsible cleaning products, including vehicle wash products, floor car products, all purpose and heavy duty cleaners, restaurant cleaners, disinfectants, washroom products, laundry products and industrial cleaners. The Company purchases approximately 95% of its wash supplies from Stanford Chemical and has worked with Stanford Chemical to develop cleaning solutions to use in its car washing system. During 1997, the Company comprised approximately 25% of the business of Stanford Chemical.

BUSINESS STRATEGIES

     The Company's primary business strategies are:

     CONSTRUCTION OF NEW LOCATIONS. The Company has developed a prototype car wash that can be duplicated throughout the United States using the latest car washing technologies, including The Hy-Brid System. Because new car washes can be constructed at up to fifty percent less than the cost of purchasing existing facilities, the Company plans to concentrate its expansion efforts on building car washes. The Company has historically focused its building efforts on prime locations throughout the Dallas Area, but will broaden its search throughout the United States for suitable locations following the completion of this Offering.

     ACQUIRING EXISTING LOCATIONS. The Company intends to supplement its construction of new locations with a strategy of purchasing existing car washes in areas where new construction is not viable. In this regard, the Company will focus its efforts on acquisitions involving multiple car washes in select geographic areas throughout the United States, thus permitting ease of management and operating and advertising efficiencies. After acquiring an existing location, the Company will make any necessary modifications to bring the acquired location up to the Company's standards. The Company intends to open or acquire sixteen to twenty car washes in 1998.

     DEVELOP AND IMPLEMENT NEW TECHNOLOGY AND SYSTEMS. The Company intends to develop and implement new car washing products, systems and technologies that will allow the Company to monitor and reduce its major cost/usage components, which are labor, chemicals and water. Two of the Company's current locations have recently installed The Hy-Brid System. The Hy-Brid System is a touchless washing system that uses high pressure water and chemicals and soft cloth to wash vehicles in a way that management believes is safer, cleaner and quicker than any other existing car washing system. The Hy-Brid System uses less water than other car washing systems and allows the Company to use biodegradable, environmentally friendly shampoos and cleaners. In addition, Stanford Chemicals in cooperation with the Company, is developing new car washing products, chemicals and technologies, which the Company will test in its Dallas Area locations.

     VERTICALLY INTEGRATE MANUFACTURING AND PURCHASING OF EQUIPMENT AND CHEMICALS. Simultaneously with the closing of the Offering, the Company intends to purchase Stanford Chemicals. The Company has historically purchased its cleaning products from Stanford Chemical, and has worked with Stanford Chemical to create cleaning products that are non-toxic, non-hazardous, environmentally responsible and offer outstanding cleaning capacity. In addition, the Company has been purchasing certain car washing equipment from Stanford Chemical to be used in its car washes. The Company intends to continue to purchase its equipment and cleaning supplies from Stanford Chemical to the extent possible.

     INCREASE THE AVERAGE DOLLARS SPENT BY A CUSTOMER ON EACH VISIT. Each of the Company's car washes contains retail sales space where the Company can market additional products. Management estimates that the average customer spends approximately ten to twelve minutes at the Company's facility during each visit, and believes this is a prime opportunity to sell convenience items. Although the Company currently sells a limited number of products at its existing locations, the Company is studying alternatives to increase the scope of its offerings and related revenues and profits.

INDUSTRY

     The full service car wash business is a highly fragmented industry that includes full service conveyor, exterior-only conveyor and rollover or high-pressure non-conveyor car washes. Conveyor car wash systems use a conveyor system to move the car through the car wash facility. A typical full service wash provides exterior washing and drying, vacuuming, dusting dashboards and door panels and cleaning all windows and glass. Additional extra services include wheel cleaning, fragrance and rust protections treatment, interior and wheel treatments with Armorall(R), waxing and shampooing. These extra services are offered separately or included in packages. Portions of the industry also provide on-site, specialized centers such as detail shops offering interior cleaning and hand waxing, quick oil and lubrication service and gas pumps and self-service bays.

     The Professional Car Washing & Detailing 1997 Survey(1) (the "Survey") reported the average gross revenue per car for each wash in 1997 was $10.39 and average revenue from extra services was $4.11. In 1997, the Survey found that a typical full service car wash cost approximately $8.88 plus additional fees for trucks, utility vehicles and mini-vans. According to the Survey, the average wash volume for full service conveyors in 1997 was 59,327 vehicles and the average gross income for a full service car wash was approximately $600,000 with average annual operating costs of $438,207, of which 41% was on-line labor costs. Additionally, the Survey revealed that full service operators reported much higher average revenues per car than reported in 1996 and the average gross revenues per car for full service jumped more than $1.00 to $10.39. This accounts for the largest deviation in ten years and the first real increase after several flat years. For full service operators, the increase may be due to greater success in selling packages (i.e., packaged combinations of car washes and extra services). According to the Survey, 61.6% of car wash owners own one location, 16.1% own two locations, 12.5% own three locations, 8.0% own between four and nine locations and 1.8% own ten or more locations. Thus, because most car wash owners own fewer than three car washes, management believes the majority of owners are unable to take advantage of the efficiencies the Company experiences in centrally managing and operating multiple car washes.

OPERATIONS

     During 1996 and 1997, the Company derived its car wash revenues from three distinct services: car washing (approximately 80.0%), gasoline sales (approximately 17.0%) and retail merchandise sales (approximately 3.0%). In addition, in 1997 the Company began a chemical company whose sales were 6.5% of total revenues. The Company washed approximately 350,139 and 287,714 vehicles from its four car washing locations in 1996 and 1997, respectively. In addition to a basic car wash (which the Company offers for $8.50), the Company offers the following car washing services:

FULL SERVICE........   Vacuum carpets, dust dash boards and door panels, clean
                       all windows and glass, exterior wash and towel dry

--------------

     (1) This survey was based upon 226 returned surveys from a random sampling of 7,000 subscribers of Professional Carwashing & Detailing magazine. The respondents were comprised of 52.3% full-service conveyor operators, 18.5% exterior-only conveyor operators and 29.3% friction or frictionless non-conveyor automatic operators.

WORKS...............   Full Service car wash plus premium wax treatment, rust
                       protectant and fragrance

SUPER WORKS.........   Full Service car wash plus clear coat treatment, tire
                       Armorall(R), Oasis wheel cleaning, rust protectant and fragrance

OASIS COMPLETE......   Super Works car wash plus interior Armorall(R)treatment
                       for dashboards, console, steering column, door panels, center post and cargo areas and exterior Armorall(R) treatment for bumpers, body side molding and tires.

OASIS EXPRESS WAX...   Full Service car wash plus Oasis wheel cleaning,
                       complete exterior dressing and fragrance.

OASIS EXPRESS
 DETAIL.............   Full Service car wash plus Oasis wheel cleaning, carpets
                       and mats shampooed, complete exterior dressing and fragrance.

EXPRESS CARPETS.....   Carpets and mats shampooed

     By upselling these additional services, the Company had an average customer ticket price of approximately $18.09 in 1996 and $18.46 in 1997.

     Each of the Company's car wash locations has an average of 1,800 square feet of retail floor space. Although the Company currently retails a small number of products from this space, primarily consisting of cards, gifts and auto accessories, management believes this could be a significant profit center for the Company and is currently studying product marketing opportunities in order to increase retail sales profits. These opportunities may include joint marketing arrangements with local, regional and national companies.

     At each car wash the Company typically employs a general manager, an assistant general manager, a detailing manager, three to four quality control supervisors and an average of 25 production line personnel, cashiers and customer service representatives. Production line personnel and, to a certain extent, customer service representatives, generally work ten hour shifts four days per week. However, those shifts may be shortened or eliminated at the discretion of the Company in the event of poor weather or limited customers.

     The Company believes that there is a shortage of qualified management personnel in the industry and intends to focus recruiting efforts outside the industry. Production line personnel, cashiers and customer service representatives are generally not difficult to hire, although the turn-over rate of production line personnel is high. As the Company opens and acquires additional locations, the Company intends to hire district managers to oversee regions of geographically clustered car washes.

     The Company provides its employees with an on-the-job training program, consisting of a complete introduction to the facility, presentation of personnel and employee procedures and extensive hands-on training.

MARKETING AND SALES

     Since the beginning of 1997, the Company has participated in a variety of marketing activities, including advertising campaigns involving apartment complexes, neighboring businesses and area restaurants and, to a limited extent, radio and television advertising. Additionally, the Company has a direct marketing campaign targeted at new residents in the general market area of each car wash, whereby new residents receive a letter from the Company explaining the Company's services and offering a complimentary car wash. As the Company grows, it intends to increase Company-wide advertising campaigns, especially in markets where it has multiple locations, to take advantage of mass advertising mediums.

PURCHASING OF EQUIPMENT AND SUPPLIES

     The Company purchases The Hy-Brid System from Sonny's Enterprise, Inc. ("Sonny's"). The Company purchases additional car washing equipment, such as blowers, from other suppliers. The inability of Sonny's to manufacture and sell to the Company The Hy-Brid System would have an adverse affect on the Company's ability to grow, although other washing systems could be purchased and installed.

     The Company's operations use various materials and supplies, such as vehicle wash products, floor car product, all purpose and heavy duty cleaners, restaurant cleaners, disinfectants, washroom products, laundry products and industrial cleaners. Although cleaning materials and supplies are available from a large number of sources, the Company purchases these items from Stanford Chemical as much as possible (in the first six months of 1997, the Company estimates that approximately 95% of its cleaning materials and chemicals were purchased from Stanford Chemicals). Stanford Chemical's pricing for the Company reflects a discount of 10% to the Company compared to competitors' prices.

FACILITIES

     The Company owns the following facilities and properties in the Dallas
     Area:

     PRESTON ROAD/DALLAS. A 0.89 acre parcel of land, containing a 6,095 square foot building, located on Preston Road in Dallas, Texas. This facility operates as a car wash and contains three six-hose fueling pumps, three underground storage tanks, retail space and a concrete parking area. This facility was built in 1985.

     WEST PARKER ROAD/PLANO. A 0.97 acre parcel of land, containing a 4,660 square foot building, located on West Parker Road in Plano, Texas. This facility operates as a car wash and contains two eight-hose fueling pumps, four underground storage tanks, retail space and a concrete parking area. This facility was built in 1989.

     COIT ROAD/PLANO. A 1.26 acre parcel of land, containing a 8,850 square foot building, located on Coit Road in Plano, Texas. This facility operates as a car wash and contains three six-hose fueling pumps, three underground storage tanks, retail space and a concrete parking area. This facility was built in 1986.

     ADDISON ROAD/ADDISON. A 1.00 acre parcel of land, containing an 11,818 square foot building, located on Addison Road in Addison, Texas. This facility contains two six-hose fueling pumps, three underground storage tanks and a concrete parking area. Approximately 7,500 square feet of this facility is used as a car wash, with the remaining portion serving as the Company's executive offices. This facility was built in 1987.

     PRESTON ROAD/PLANO. A 2.80 acre parcel of land located on Preston Road in Plano, Texas. This facility will contain a 6,930 square foot building, which is expected to be completed in the first quarter of 1998 and will operate as a car wash, with three-hose fueling pumps, one underground storage tank, retail space and a concrete parking area.

COMPETITION

     The car wash industry is highly competitive. Competition is based primarily on location, facilities, customer service, available services and rates. The Company's competitors may have significantly greater financial and operating resources than the Company. The Company faces competition from sources outside the car wash industry, such as gas stations, that offer automated car wash services. Because barriers to entry in the general car wash industry are relatively low, competition may arise from new sources not currently competing with the Company.

EMPLOYEES

     As of December 31, 1997, the Company employed 101 full-time and 114 part-time employees. Management believes its employee relations are good. No employees are covered by a collective bargaining agreement. The Company anticipates that it will hire additional employees in the next twelve months as revenues permit and is its operations expand.

INSURANCE

     The Company carries $500,0000 of general liability insurance and a $1,000,000 umbrella policy. While the Company believes that its insurance is adequate, there can be no assurance that such coverage will fully protect the Company against all losses which the Company might sustain.

LEGAL PROCEEDINGS

     The Company is not involved in any material pending legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


       The names, current ages and positions of the executive officers and directors of the Company, are:

Name                                  Age      Position
----                                  ---      --------

Richard W. Weyand                     43       Chairman of the Board and President

Thomas G. Miller                      35       Chief Operating Officer

Kenneth T. Enos                       42       Executive Vice President of Marketing

Steffanie D. Shepard                  37       Chief Financial Officer, Secretary, Treasurer

Arthur W. Hollingsworth (1)           35       Director

Jesse B. Shelmire, IV (2)             40       Director

D. Bradley Dean (2)                   35       Director

Steve Bartlett (1)                    50       Director

(1)  Members of Audit Committee

(2)  Member of Compensation Committee

     Directors are elected to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

     RICHARD W. WEYAND has served as the Chairman of the Board since the Company's inception and as President, Chief Financial Officer and Secretary of the Company since September 1997. Prior to that time, Mr. Weyand operated and controlled the Predecessors. Since 1984, Mr. Weyand founded and served as an officer, director and/or partner of numerous entities including Purifoy & Weyand, Inc., Stanford Companies, Stanford Offshore Energy Inc., Stanford Capital, Ltd. and Eagle Capital Corporation d/b/a/ Pace Funding. Mr. Weyand has also been involved in a large number of real estate projects and investments. Mr. Weyand received a Bachelor of Business Administration degree and a Masters of Business Administration degree from Southern Methodist University.

     THOMAS G. MILLER has served as Chief Operating Officer of the Company since September 1997 and previously served as President of the Company. From 1982 until that time, Mr. Miller served in different management capacities with car washes located in Tucson, Arizona, Albuquerque, New Mexico, Denver, Colorado, Dallas, Texas and Jacksonville, Florida, including, since 1991, the car washes owned and operated by the Predecessors. Mr. Miller attended college at Eastfield Community College.

     KENNETH T. ENOS has served as Executive Vice President of Marketing of the Company since September 1997. Prior to that time Mr. Enos served as the President of Stanford Chemical Corp. from January 1997 to September 1997, as Vice President of Sales and Marketing of Lisa Frank, Inc. in Tuscan, Arizona, a consumer products company featuring designer graphics for stationary, school products and toys from November 1993 to November 1996 and as Director of Business Development for DDB Needham Advertising in Dallas, Texas from November 1992 to November 1993.

     STEFFANIE D. SHEPHERD has served as Treasurer of the Company since September 1997. From 1992 until August 1997, Ms. Shepherd served as the Controller of Inspection Connection, a chain of privately held retail auto lubrication and state auto inspection stores. From 1987 until 1991, Ms. Shepherd served as the Controller of Colonial Hospital, an acute care hospital. From 1982 until 1987, Ms. Shepherd served as both a senior and staff accountant for Republic Health Corporation, a large health care services management company. Ms. Shepherd received her Bachelor of Business Administration degree in Accounting from Texas A&M University and is a Certified Public Accountant.

     ARTHUR W. HOLLINGSWORTH is Managing Director of J. Lewis Partners, L.P. ("Lewis Partners"), a private holding company with over 1,500 employees and $280 million in revenues, and has been with Lewis Partners since 1989. Lewis Partners' subsidiary companies are engaged in textile manufacturing, agriculture, trucking and oil and gas production. Mr. Hollingsworth holds a Bachelor of Arts degree from Harvard University. Mr. Hollingsworth is a director of Jayhawk Acceptance Corp. Mr. Hollingsworth has been a director of the Company since February 1998.

     JESSE B. SHELMIRE, IV was elected as a director of the Company in February 1998. Mr. Shelmire has 15 years of experience in the investment banking and stock underwriting business. Upon graduating from the Warton School of Business he worked from 1981 to 1989, for Smith Barney, Inc. in their Dallas, Texas office. From 1989 to 1993, he served as the Portfolio Manager for Stonegates Securities, Inc. of Dallas, Texas where he managed $250 million of assets in equity and fixed income accounts, he served at Dillon-Gage Securities Corp. as Director of Corporate Finance from 1993 to 1995 and he served as Director of Corporate Finance for LaJolla Securities Corporation from 1994 to 1995. Mr. Shelmire currently serves as Managing Director of Investment Banking for First London Securities Corporation in Dallas, Texas.

     D. BRADLEY DEAN was elected a director of the Company in February 1998. Dr. Dean owns and operates North Texas Peridontal Associates in Plano, Texas, a professional corporation that provides periodontal services to over 3,500 patients. Since 1990, Dr. Dean has also served as Associate Professor at Baylor College of Dentistry, Department of Graduate Periodontics. Dr. Dean received a Master of Science degree and Doctor of Dental Surgery degree from Baylor College of Dentistry.

     STEVE BARTLETT was elected director of the Company in February 1998. In 1976, Mr. Bartlett founded Meridian Products Corporation, a manufacturer of injection molded plastics, and serves as its chairman. Mr. Bartlett acquired Saranda Corporation ("Saranda") in 1996 and is also its chairman. From 1991 to 1995, Mr. Bartlett served as the Mayor of the City of Dallas, and from 1983 to 1991, he served as a member of the United States Congress. Mr. Bartlett currently serves as a member of the Board of Directors of Sun Coast Industries, Inc.

BOARD COMMITTEES

     The Compensation Committee consists of Mr. Shelmire and Dr. Dean. The Compensation Committee recommends compensation for officers other than the President, administers incentive compensation and benefit plans.

     The Audit Committee currently consists of Mr. Hollingsworth and Mr. Bartlett. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's accounting procedures and the adequacy of the Company's internal controls.

COMPENSATION OF DIRECTORS

     Upon consummation of the Offering, it will be the policy of the Company that directors who are not employees of the Company ("Independent Directors") will receive $500 for each Board meeting attended. All directors of the Company will be reimbursed for travel, lodging and other out-of-pocket expenses in connection with their attendance at Board and committee meetings.

EXECUTIVE COMPENSATION

     The present compensation (on an annualized basis) for executive officers of the Company who will earn more than $60,000 per year in 1997 is as follows:

Name                                        Position                                     Compensation
----                                        --------                                     ------------

Richard Weyand               Chief Executive Officer and President              1996          $257,030
                                                                                1997          $109,066
Thomas G. Miller                     Chief Operating Officer                    1996          $124,501
                                                                                1997          $159,478

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company entered into an employment agreement with Mr. Miller in August 1997 (the "Miller Agreement"), which contains provisions for salary, bonus, purchase of shares of Common Stock, noncompetition, nonsolicitation, nondisclosure and development and invention covenants. The Miller Agreement provides for a sliding annual base salary conditioned upon the number of car wash locations in operation by the Company during the year. If four, five or six or more locations are in operation, Mr. Miller's annual salary shall be $83,200, $104,000 or $124,800, respectively. Mr. Miller is entitled to a quarterly bonus if certain goals are achieved on a location-by-location basis. Additionally, the Miller Agreement provides for a payment of 10% of the net profit realized if all of the car wash locations of the Company are sold. If Mr. Miller's employment with the Company is terminated without cause, he is entitled to twelve months salary as severance pay, however, if he is terminated with cause he receives no severance pay unless at the time of termination Mr. Weyand is no longer in control of the Company, and in that case Mr. Miller shall be entitled to twelve months severance pay and shall not be bound by the noncompetition and nonsolicitation provisions of the Miller Agreement.

     In connection with the Miller Agreement, Mr. Miller purchased 10,000 shares of Common Stock at a deferred payment price of $100,000, payable in yearly installments of $20,000 beginning on August 1, 1998. The Company has the right to repurchase the shares during the 180-day period after Mr. Miller's termination of employment for any reason until the shares are paid for in full.

                              CERTAIN TRANSACTIONS

     In August 1997, Mr. Weyand and certain of his affiliates contributed the assets of Car Wash Properties North, L.P., Car Wash Properties North II, L.P. and Car Wash Properties North III, L.P., which consist of three of the Company's five car washes, to the Company in exchange for $4.5 million shares of Common Stock.

     In October 1997, Mr. Weyand and his affiliates and Dr. Dean contributed the assets of Car Wash Properties North IV, L.P. which consist of the Company's fourth car wash, to the Company. Mr. Weyand and his affiliates received no consideration in this transaction. Dr. Dean's consideration for this transaction is discussed separately below.

     In October 1997, Mr. Weyand and his affiliates and David and Robert Noell (the "Noells") contributed the assets of Car Wash Properties North V, L.P., which consist of the Company's fifth car wash, to the Company. Mr. Weyand and his affiliates received no consideration in this transaction. The Noells received a $50,000 return of capital from the Company on November 1, 1997 and will receive $162,500 and shares of Common Stock equal to $275,000 at the initial public offering price at the closing of this Offering.

     In October 1997, Mr. Weyand and his affiliates and Dr. Dean contributed the assets of Stanford Chemical I, LTD., to the Company. Mr. Weyand and his affiliates received no consideration in this transaction. The consideration received by Dr. Dean is discussed separately below.

     In consideration of his contribution of the assets of Car Wash Properties North IV, L.P. and Stanford Chemical I, LTD., Dr. Dean converted loans to those limited partnerships of $415,000 plus interest and $239,000 plus interest, respectively into a $675,000 Bridge Note of the Company in October 1997. Upon the closing of this Offering and in connection with his investment in the Bridge Note, Dr. Dean will receive shares of Common Stock equal to $337,500, which is one-half the amount of the Bridge Note he holds. See "Bridge Notes."

     Additionally, the Company has agreed to issue additional shares of Common Stock to Dr. Dean based upon the performance of the car wash represented by the assets sold to the Company by Car Wash Properties North IV, L.P. for the twelve month period that ends eighteen months after its opening. Store earnings will be calculated before interest, taxes, depreciation and amortization and multiplied for twelve month earnings times six. Thereafter $1,650,000 shall be subtracted from this result, and the balance after subtracting $1,650,000 shall be divided by two; $500,000 shall then be subtracted from the result of that calculation, and if the result after subtracting $500,000 is a positive number, then the dollar amount remaining as a positive number shall be converted to stock in the Company at the initial public offering price and stock of a value equal to the positive dollar amount, if any, resulting from the aforesaid calculations shall be issued to Dr. Dean by Oasis.

     Furthermore, if this Offering is not closed by October 30, 1998, the Company and Dr. Dean shall enter into a Profit Participation Agreement whereby Dr. Dean shall have the right to receive 50% of the net profits realized by the Company from the day to day operation of and from the sale of the portion of the assets of the Company comprised of the Car Wash Properties North IV, L.P. assets contributed to the Company as discussed above. If this Offering has not closed by April 30, 1998, the Company and the Noells shall enter into Profit Participation Agreements whereby the Noells shall each have the right to receive 25% of the net profits realized by the Company from the day to day operations of and from the sale of the portion of the assets of the Company comprised of the Car Wash Properties North V, L.P. assets contributed to the Company as described above; provided however, that the $50,000 return of capital paid to the Noells in October 1997 shall be counted toward the net profits.

     Additionally, from time to time as required by lenders to the Company, Mr. Weyand personally guarantees loans to the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of February 10, 1998, regarding the beneficial ownership of Common Stock of (i) each person or group known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the directors and executive officers of the Company and (iii) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                            Number of Shares
Name and Address                           Beneficially Owned                  Percent of Total

of Beneficial Owner                  Before Offering  After Offering   Before Offering   After Offering
-------------------                  ---------------  --------------   ---------------   --------------

Richard W. Weyand(1)                     4,500,000     4,500,000            90.00%         62.00%

Thomas G. Miller(2)                        500,000       500,000            10.00           6.65

Kenneth T. Enos                                  0             0                *              *

Steffanie D. Shepard                             0             0                *              *

Arthur W. Hollingsworth                          0         2,500(3)             *              *

Jesse B. Shelmire, IV                            0             0                *              *

Steve Bartlett                                   0             0                *              *
D. Bradley Dean                                  0        73,500(3)             *              *

All directors and executive officers     5,000,000     5,076,000           100.00%         66.47%
as a group (8 persons)

-------------------------

*    Less than 1%.

(1) Includes 999,900 shares owned by Weyand Investment Trust, a Texas trust of which Mr. Weyand is the trustee, 999,990 shares owned by SBEA Trust, a Texas trust of which Mr. Weyand is the trustee, and 499,950 shares owned by Mr. Weyand's spouse. Mr. Weyand's address is 15209 Addison Road, Addision, Texas 75248.

(2)  Mr. Miller's address is 15209 Addison Road, Addison, Texas 75248.

(3) To be issued pursuant to the terms of the Company's Bridge Notes. See "Bridge Notes."

                            DESCRIPTION OF SECURITIES

GENERAL

     As of the date of this Prospectus, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, issuable in series. Upon the consummation of the Offering, there will be 7,255,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

     As of the date of this Prospectus, there are 5,000,000 shares of Common Stock outstanding held by two record holders. Each holder of Common Stock is entitled to one vote per share held of record in the election of Directors and for all other matters submitted to a vote of the shareholders. Except as otherwise required by Texas law, a majority vote is sufficient for any act of the shareholders. Upon consummation of the Offering, there will be no cumulative voting rights applicable to any shares of Common Stock. All shares of Common Stock are entitled to participate pro rata in distributions and in such dividends as may be declared by the Board out of funds legally available therefor, subject to any preferential dividend and the setting aside of sinking funds or redemption accounts of outstanding shares of Preferred Stock, if any. Subject to the prior rights of creditors, all shares of Common Stock are entitled in the event of liquidation, dissolution or winding up of the Company to participate ratably in the distribution of all the remaining assets of the Company after distribution in full of preferential amounts, if any, to be distributed to holders of Preferred Stock. Holders of Common Stock have no preemptive rights or right to convert their shares into other securities. The outstanding shares of Common Stock are and the shares of Common Stock to be outstanding upon the completion of the Offering will be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

     Upon consummation of the Offering, the Board may, without further action by the Company's shareholders, authorize, from time to time, issuance of up to 5,000,000 shares of Preferred Stock in series and may, at the time of issuance, determine the powers, rights, preferences and limitations of any such series. Satisfaction of any dividend preferences on outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Holders of Preferred Stock would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. Although there is no current intention to do so, the Board may, without shareholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS

     The Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus (the "Warrant Agreement"), between the Company and ______________________________, as Warrant Agent (the "Warrant Agent"). The
following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

REPRESENTATIVE'S WARRANTS

     The Company has agreed, upon completion of this Offering, to sell to the Representative for $100 in the aggregate, the Representative's Warrant to purchase (i) 10% of the number of shares of Common Stock sold in this offering (excluding the Underwriters' Over-Allotment Option) and (ii) Underlying Warrants to purchase the same number of shares of Common Stock at an exercise price equal to 165% of the exercise price of the Warrants. The Representative's Warrant will be exercisable for a period of four years commencing one year after the date of this Prospectus. In addition, the Company will provide certain demand and piggyback registration rights in connection with the Representative's Warrant. See "Underwriting."

     Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price equal to 120% of the Share Offering Price (which exercise price has been arbitrarily determined by the Company and the Representative) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check in an amount equal to the exercise price.

     Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time beginning six months from the date hereof to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $10.00 per share, subject to adjustment. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Securities Act is not then in effect. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of the Representative.

     The Warrant Agreement permits the Company and the Warrant Agent without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

     In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act. See "Risk Factors -- Necessity to Maintain Current Prospectus" and "Risk Factors -- State Blue Sky Registration Required to Exercise Warrants."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder may consider to be in the best interests of the Company or its shareholders, including those attempts that may result in a premium over the then current market price for the Common Stock. The Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. In addition, a calling of a special meeting by the shareholders of the Company will require the written request of holders of at least 50% of all the outstanding shares of the Company entitled to vote. Shareholders of the Company entitled to take action at annual or special meetings of the shareholders may take action by written consent only with the unanimous written consent of all the shareholders entitled to vote thereon. The Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws authorize shares of Preferred Stock with respect to which the Board of Directors will have the power to fix the rights, preferences, privileges, and restrictions without any further vote or action by the stockholder. The provisions of the Company's Restated and Amended Articles of Incorporation and Restated and Amended Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company, which could deprive the Company's shareholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company or other change in control deemed undesirable by the Board. See "Description of Capital Stock ---Preferred Stock."

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION.

     The Texas Business Corporation Act (the "TBCA") permits the indemnification of directors, employees, officers and agents of Texas corporations. The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the TBCA. Under the TBCA an officer or director may be indemnified if he acted in good faith and reasonably believes that his conduct (i) was in the best interests of the Company if he acted in his official capacity or (ii) was not opposed to the best interest of the Company in all other cases. In addition, the indemnitee may not have reasonable cause to believe his conduct was unlawful in the case of a criminal proceeding. In any case, he may not be found liable to the Company for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to the Company. The Company must indemnify an officer or director against reasonable expenses if he is successful, may indemnify for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to the Company and may advance reasonable defense expenses if he undertakes to reimburse the Company if he is later found not to satisfy the standard for indemnification of expenses.

     For a discussion of provisions of the underwriting agreement (the "Underwriting Agreement") with regard to the indemnification of the Underwriter, see "Underwriting."

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The transfer agent and registrar for the Common Stock, and the Warrant Agent for the Warrants is ______________________________.

                                  BRIDGE NOTES

     In October 1997, the Company sold $2,000,000 in aggregate principal amount of its 10% Bridge Notes. The Bridge Notes are unsecured and bear interest at the rate of 10% per annum payable quarterly beginning September 30, 1998. The Company used the proceeds from the issuance of the Bridge Notes for general corporate purposes and to fund the costs of this Offering. The Bridge Notes are due in full on September 30, 2001 or earlier in certain circumstances, including within five days following the closing of this Offering. Subject to the closing of this Offering, upon the full payment of the Bridge Notes, the Company has agreed to issue to the holders of the Bridge Notes that number of shares of Common Stock equal to the quotient of $1,000,000 divided by the initial public offering price.

                         SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     Upon the closing of this Offering, the Company will have 7,255,000 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares sold in this Offering will be freely tradeable without restriction (except as to affiliates of the Company) or registration under the Securities Act. The remaining 5,255,000 outstanding shares of Common Stock will be "restricted shares" as defined in Rule 144 under the Securities Act. Without consideration of the contractual restrictions described below, in each case subject to the limitations of Rule 144. However, all of the Company's existing stockholders, including all directors and executive officers of the Company, have agreed that for a period of 180 days after the date of this Offering they will not, without the prior written consent of the Representative, offer, sell or otherwise dispose of any shares of Common Stock in the public market.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company has also agreed that, without the prior written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the effective date of this Prospectus, subject to certain limited exceptions. See "Underwriting."

     The terms of the Bridge Notes provide that the Company will use reasonable good faith efforts to cause the registration with the Commission of the approximate 200,000 shares of Common Stock underlying the Bridge Notes; provided, however, that such underlying shares will not be registered in this Offering, and may not be sold by the holder for one year after the closing of this Offering, without the consent of the Representative. Upon the expiration of all lock-up agreements, these shares will become eligible for sale in the public market assuming the shares continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144.

     Since there has been no public market for shares of Common Stock of the Company, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom First London Securities Corporation is acting as Representative, have severally agreed to purchase from the Company an aggregate of 2,000,000 shares of Common Stock ("Shares") and 2,000,000 Warrants. The number of Shares and Warrants which each Underwriter has agreed to purchase is set forth opposite its name.

NAME OF UNDERWRITER                                                    NUMBER OF      NUMBER OF
-------------------                                                     SHARES        WARRANTS
                                                                        ------        --------

First London Securities Corporation.................................


   Total............................................................    =========     =========

     The Securities are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters are committed to purchase all Securities offered by this Prospectus, if any are purchased.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities offered hereby to the public at the offering price set forth on the cover page of this Prospectus. The Representative has advised the Company that the Underwriters propose to offer the Securities through members of the NASD, and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of the underwriting discount that the Underwriters are to receive.

     The Company has granted to the Representative an option, exercisable for 45 days from the date of this Prospectus, to purchase up to an additional 300,000 Shares and an additional 300,000 Warrants at the public offering price less the underwriting discount set forth on the cover page of this Prospectus (the "Over-Allotment Option"). The Representative may exercise the Over-Allotment Option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.

     Officers and directors of the Company may introduce the Representative to persons to consider the Offering and purchase Securities either through the Representative, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.

     The Company has agreed to pay the Representative a commission of 10% of the gross proceeds of the Offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Representative a non-accountable expense allowance of three percent of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Representative's expenses in excess of the non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative. The Company has also agreed to pay the Representative upon the exercise or redemption of the Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Warrants and 5% of the aggregate redemption price for the Warrants redeemed. Additionally, the Representative shall have the right to nominate a Director to the Company's Board of Directors. The Representative has informed the Company that it does not expect sales to discretionary accounts to exceed 5% of the total number of Securities offered by the Company hereby.

     Prior to this Offering, there has been no public market for the Shares of Common Stock or Warrants of the Company. Consequently, the initial public offering price for the Securities, and the terms of the Warrants (including the exercise price of the Warrants), have been determined by negotiation between the Company and the Representative. Among the factors considered in determining the public offering price were the history of, and the prospect for, the Company's business, an assessment of the Company's management, its past and present operations, the Company's development and the general condition of the securities market at the time of this Offering. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, earnings or other established criteria of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares or Warrants will develop after the close of this Offering, or if a public market in fact develops, that such public market will be sustained, or that the Shares or Warrants can be resold at any time at the offering or any other price. See "Risk Factors."

     At the closing of this Offering, the Company will issue to the Representative or persons related to the Representative, for nominal consideration, a Representative's Warrant to purchase up to 10% of the Shares and Warrants sold in this Offering ("Underlying Warrants"). The Representative's Warrant will be exercisable for a four-year period commencing one year from the effective date of this Offering at an exercise price of 120% of the price at which the Common Stock and Warrants are sold to the public, subject to adjustment. The Representative's Warrant will not be transferable for one year from the date of this Prospectus, except (i) to officers of the Representative, other Underwriters, and officers and partners thereof; (ii) by will; or (iii) by operation of law.

     The Representative's Warrant contains provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representative's Warrant contains net issuance provisions permitting the holders thereof to elect to exercise the Representative's Warrant in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Representative's Warrant will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Representative's Warrant does not entitle the holders thereof to any rights as a shareholder of the Company until such Representative's Warrant is exercised and shares of Common Stock are purchased thereunder.

     The Company has granted to the holders of the Representative's Warrant certain rights with respect to registration of the Shares, the Underlying Warrants and the Common Stock issuable upon exercise of the Representative's Warrant (the "Registrable Securities") under the Securities Act. For a period of four years commencing one year following the date of this Prospectus, the holders representing more than 50% of the Registrable Securities may require the Company at the Company's sole expense to prepare and file one registration statement under the Securities Act with respect to the Registrable Securities. For a period of four years commencing one year following the date of this Prospectus, the holders representing more than 50% of the Registrable Securities also have the right at the Representative's or holders' expense to require the Company to prepare and file one registration statement with respect to the Registrable Securities. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the seven year period following the date of this Prospectus, the holders of the Registrable Securities are entitled to notice of such registration and may elect to include the Registrable Securities held by them in such registration statement at the sole expense of the Company.

     The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Available Information."

DETERMINATION OF OFFERING PRICE

     Prior to the Offering, there has been no public market for the Common Stock or Warrants. The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the warrants underlying the Representative's Warrant, have been determined solely by negotiations between the Company and the Representative. Among the factors considered in determining these prices were the Company's current financial condition and prospects, market prices of similar securities of comparable publicly traded companies, and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the warrants underlying Representative's Warrant do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Jackson Walker L.L.P., Dallas, Texas. Certain legal matters with respect to the Securities offered hereby will be passed upon for the Underwriters by Phillips Nizer Benjamin Krim & Ballon L.L.P.

                                     EXPERTS

     The audited Combined Financial Statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Killman, Murrell & Company, P.C., independent certified public accountants as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.

     The audited Financial Statements of certain of the Predecessors (Car Wash Properties North, L.P., Car Wash Properties North II, L.P. and Car Wash Properties North III, L.P.) included in this Prospectus and elsewhere in the Registration Statement have been audited by Milbern Ray and Company, certified public accountants as indicated in their reports with respect thereto and are included thereto, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving those reports.

                              OASIS CAR WASH, INC.

                                TABLE OF CONTENTS

Report of Independent Certified Public Accountants                                                                        F-2

Combined Balance Sheets as of December 31, 1996 and September 30, 1997                                                    F-3

Combined Statements of Operations for the Fiscal Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1996 (unaudited) and 1997                                                      F-5

Combined Statements of Owners' Equity for the Fiscal Year Ended
   December 31, 1996 and the Nine Months Ended September 30, 1996
   (unaudited) and 1997                                                                                                   F-7

Combined Statement of Cash Flows for the Fiscal Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1996 (unaudited) and 1997                                                      F-8

Notes to Combined Financial Statements                                                                                    F-10

Predecessor Business Financial Statements                                                                                 F-26
   Independent Auditors' Report                                                                                           F-27
   Balance Sheet as of June 30, 1995                                                                                      F-28
   Statement of Income for the Fiscal Year Ended June 30, 1995                                                            F-30
   Statement of Retained Earnings for the Fiscal Year Ended June 30, 1995                                                 F-31
   Statement of Cash Flows for the Fiscal Year Ended June 30, 1995                                                        F-32
   Notes to Financial Statements                                                                                          F-33

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Oasis Car Wash, Inc.
Dallas, Texas

     We have audited the accompanying combined balance sheets of Oasis Car Wash, Inc. as of December 31, 1996 and September 30, 1997, and the related combined statements of operations, owners' equity and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Oasis Car Wash, Inc. as of December 31, 1996 and September 30, 1997, and the combined results of their operations and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997 in conformity with generally accepted accounting principles.



KILLMAN, MURRELL & COMPANY, P.C.

Dallas, Texas
January 20, 1998 (except as to information set forth in Note 11 which date is February 11, 1998)

                              OASIS CAR WASH, INC.

                             COMBINED BALANCE SHEETS

                                     ASSETS

                                                       December 31,      September 30,     September 30,
                                                           1996              1997               1997
                                                       ------------      ------------      ------------
                                                                                             Pro Forma
                                                                                             (Note 10)

CURRENT ASSETS
   Cash and Temporary Cash Investments                 $    103,280      $      5,607      $     59,735
   Accounts Receivables
       Trade                                                107,556           224,616           224,616
       Employee and Other                                    13,408            29,391            29,391
   Inventory, at cost                                        66,928           141,926           141,926
   Prepaid Expenses                                              --           157,904           157,904
                                                       ------------      ------------      ------------
           TOTAL CURRENT ASSETS                             291,172           559,444           613,572
                                                       ------------      ------------      ------------
LAND, BUILDINGS AND EQUIPMENT                             8,647,544        11,075,968        11,149,468
   Less Accumulated Depreciation                           (378,130)         (790,410)         (790,410)
                                                       ------------      ------------      ------------
           NET LAND, BUILDINGS AND EQUIPMENT              8,269,414        10,285,558        10,359,058
                                                       ------------      ------------      ------------
OTHER ASSETS
   Goodwill, net of accumulated amortization
       of $114,131 and $205,947, respectively             2,946,357         2,854,541         2,854,541
   Non-Compete Agreement, net of accumulated
       amortization of $8,333 and $15,833,
       respectively                                          41,667            34,167            34,167
   Loan Fees, Other Assets and Organization Costs,
       net of accumulated amortization of $714
       and $3,006, respectively                              97,644           349,085           349,085
   Deferred Offering Costs                                       --                --           194,772
                                                       ------------      ------------      ------------
           TOTAL OTHER ASSETS                             3,085,668         3,237,793         3,432,565
                                                       ------------      ------------      ------------
           TOTAL ASSETS                                $ 11,646,254      $ 14,082,795      $ 14,405,195
                                                       ============      ============      ============


                   The accompanying notes are an integral part
                     of these combined financial statements

                                   (Continued)

                              OASIS CAR WASH, INC.

                             COMBINED BALANCE SHEETS
                                   (CONTINUED)

                         LIABILITIES AND OWNERS' EQUITY

                                                     December 31,     September 30,     September 30,
                                                         1996              1997              1997
                                                     ------------     ------------      ------------
                                                                                          Pro Forma
                                                                                          (Note 10)

CURRENT LIABILITIES
   Notes Payable - Note 3                            $    995,613     $  2,062,356      $  3,823,356
   Current Maturities of Long-Term Debt - Note 4          374,273          244,188           244,188
   Accounts Payable                                       186,649          671,579           606,579
   Accrued Liabilities                                    250,648          276,053           255,053
                                                     ------------     ------------      ------------

           TOTAL CURRENT LIABILITIES                    1,807,183        3,254,176         4,929,176

LONG-TERM DEBT, NET OF
   CURRENT MATURITIES - NOTE 4                          8,004,475       10,205,796         9,790,796

PARTNER/STOCKHOLDER LOANS - NOTE 6                      1,006,703          603,154            16,903
                                                     ------------     ------------      ------------

           TOTAL LIABILITIES                           10,818,361       14,063,126        14,736,875
                                                     ------------     ------------      ------------

OWNERS' EQUITY
   Common Stock, $.001 par value,
       20,000,000 shares authorized; 5,000,000
       shares issued and outstanding - Note 11                 --            5,000             5,255
   Additional Paid-In-Capital                                  --          465,573         1,113,279
   Stock Subscription Receivable                               --         (100,000)         (100,000)
   Accumulated Deficit                                         --         (211,365)       (1,350,214)
   Partners' Equity (Deficit)                             827,893         (139,539)               --
                                                     ------------     ------------      ------------

           TOTAL OWNERS' EQUITY                           827,893           19,669          (331,680)
                                                     ------------     ------------      ------------

           TOTAL LIABILITIES AND
              OWNERS' EQUITY                         $ 11,646,254     $ 14,082,795      $ 14,405,195
                                                     ============     ============      ============


                   The accompanying notes are an integral part
                     of these combined financial statements

                              OASIS CAR WASH, INC.

                        COMBINED STATEMENTS OF OPERATIONS

                                                  Year Ended                   Nine Months Ended
                                                  December 31,                    September 30,
                                                                   ---------------------------------------------
                                                      1996            1996             1997            1997
                                                  -----------      -----------      -----------      -----------
                                                                   (Unaudited)                      Pro Forma
                                                                                                    (Note 10)

REVENUES
   Car Washes                                      $5,128,406      $ 3,630,400      $ 4,187,056      $ 4,187,056
   Gasoline Sales                                   1,034,279          752,944          917,611          917,611
   Chemical Sales                                          --               --          372,122          372,122
   Merchandise Sales                                  172,161          160,104          206,478          206,478
                                                  -----------      -----------      -----------      -----------

       TOTAL REVENUES                               6,334,846        4,543,448        5,683,267        5,683,267

COST OF REVENUES                                    4,076,601        2,913,364        3,424,527        3,424,527
                                                  -----------      -----------      -----------      -----------

           GROSS PROFIT                             2,258,245        1,630,084        2,258,740        2,258,740
                                                  -----------      -----------      -----------      -----------

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES
       Salaries and Wages                             742,569          514,888          682,150          682,150
       Amortization and Depreciation                  501,308          361,297          513,888          513,888
       Other                                          586,076          344,620        1,151,845        1,151,845
                                                  -----------      -----------      -----------      -----------

           TOTAL SELLING, GENERAL
              AND ADMINISTRATIVE
              EXPENSES                              1,829,953        1,220,805        2,347,883        2,347,883
                                                  -----------      -----------      -----------      -----------

OTHER INCOME (EXPENSE)
       Interest Income                                  5,752            5,698            5,313            5,313
       Interest Expense, net of capitalized
           interest of $81,906, $44,388 and
           $124,176 at December 31, 1996
           and September 30, 1996 (unaudited)
           and 1997, respectively                    (810,934)        (581,743)        (866,881)      (2,005,730)
                                                  -----------      -----------      -----------      -----------

(LOSS) BEFORE
   INCOME TAXES                                      (376,890)        (166,766)        (950,711)      (2,089,560)

INCOME TAX EXPENSE - NOTE 7                                --               --               --               --
                                                  -----------      -----------      -----------      -----------

NET (LOSS)                                        $  (376,890)     $  (166,766)     $  (950,711)     $(2,089,560)
                                                  ===========      ============     ===========      ===========


                                   (Continued)

                   The accompanying notes are an integral part
                     of these combined financial statements

                              OASIS CAR WASH, INC.

                        COMBINED STATEMENTS OF OPERATIONS
                                   (CONTINUED)

                                         Year Ended               Nine Months Ended
                                        December 31,                September 30,
                                                       --------------------------------------------
   -                                        1996           1996             1997            1997
                                        -----------    -----------      -----------    -------------
                                                       (Unaudited)                       Pro Forma
                                                                                         (Note 10)
PRO FORMA DATA (NOTES 1 AND 10)

HISTORICAL (LOSS) BEFORE
   INCOME TAXES                         $  (376,890)   $  (166,766)     $  (950,711)   $  (2,089,560)

PRO FORMA PROVISION FOR INCOME
   TAXES                                         --             --               --               --
                                        -----------    -----------      -----------    -------------

PRO FORMA NET (LOSS)                    $  (376,890)   $  (166,766)     $  (950,711)   $  (2,089,560)
                                        ===========    ===========      ===========    =============

PRO FORMA NET (LOSS) PER
   COMMON SHARE                         $      (.08)   $      (.03)     $      (.19)   $        (.40)
                                        ===========    ===========      ===========    =============

PRO FORMA WEIGHTED AVERAGE
   NUMBER OF COMMON SHARES
   OUTSTANDING                            5,000,000      5,000,000        5,000,000        5,255,000
                                        ===========    ===========      ===========    =============




                   The accompanying notes are an integral part
                     of these combined financial statements

                              OASIS CAR WASH, INC.

                      COMBINED STATEMENTS OF OWNERS' EQUITY

                        YEAR ENDED DECEMBER 31, 1996, AND
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                          Additional      Stock                        Partners'
                                          Common Stock      Paid-In    Subscription     Retained        Equity
                                Shares       Amount         Capital     Receivable      (Deficit)      (Deficit)        Total
                             -----------   -----------    -----------   -----------    -----------    -----------    -----------
BALANCE
   DECEMBER 31, 1995                  --   $        --    $        --   $        --    $        --    $        --    $        --

   Partners' Contributions            --            --             --            --             --      1,204,783      1,204,783

   Net (Loss)                         --            --             --            --             --       (376,890)      (376,890)
                             -----------   -----------    -----------    -----------   -----------    -----------    -----------

BALANCE
   DECEMBER 31, 1996                  --            --             --            --             --        827,893        827,893

   Partners' Contributions            --            --             --            --             --        141,487        141,487

   Net (Loss)                         --            --             --            --       (211,365)      (739,346)      (950,711)

   Incorporation of
       Parent Company                 --            --          1,000            --             --             --          1,000

   Sale of common stock
       to the Company's
       President                  10,000         1,000         99,000      (100,000)            --             --             --

   Merger of three (3)
       partnerships with
       Parent Company at
       August 31, 1997            90,000         9,000        360,573            --             --       (369,573)            --

   50 for 1 stock split,
       February 10, 1998       4,900,000        (5,000)         5,000            --             --             --             --
                              ----------   -----------    -----------   -----------    ----------     -----------    -----------
BALANCE
   SEPTEMBER 30, 1997          5,000,000   $     5,000    $   465,573   $  (100,000)   $  (211,365)   $  (139,539)   $    19,669
                             ===========   ===========    ===========   ===========    ===========    ===========    ===========



                   The accompanying notes are an integral part
                     of these combined financial statements

                              OASIS CAR WASH, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                                   Nine Months
                                                                                                      Ended
                                                                    Year Ended                    September 30,
                                                                    December 31,        --------------------------------
                                                                       1996                 1996                1997
                                                                   ------------         ------------       -------------
                                                                                         (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
       Net (Loss)                                                   $  (376,890)         $  (166,766)        $ (950,711)
       Adjustments to reconcile net (loss) income
           to net cash from operating activities:
              Amortization and Depreciation                             501,308              361,297             513,888
       Changes in Operating Assets and Liabilities
           Accounts Receivable                                         (120,964)             (78,776)           (133,043)
           Inventory                                                    (66,928)             (73,758)            (74,998)
           Prepaid Expenses                                                   -                    -            (157,904)
           Other Assets                                                 (98,358)            (107,152)           (253,733)
           Accounts Payable                                             186,649              110,169             484,930
           Accrued Liabilities                                          250,648              161,104              25,405
                                                                   ------------         ------------       -------------

              NET CASH PROVIDED (USED) BY
                 OPERATING ACTIVITIES                                   275,465              206,118            (546,166)
                                                                   ------------         ------------       -------------

CASH FLOW FROM INVESTING ACTIVITIES
       Purchase of Land, Buildings and Equipment                     (9,413,096)          (9,188,493)         (2,428,424)
       Good Will Acquisition                                         (3,060,488)          (3,060,488)                  -
       Non-Compete Agreement                                            (50,000)             (50,000)                  -
       Proceeds from Sale of Land                                       533,750              533,750                   -
                                                                   ------------         ------------       -------------


              NET CASH USED BY
                  INVESTING ACTIVITIES                              (11,989,834)         (11,765,231)         (2,428,424)
                                                                   ------------         ------------       -------------


                   The accompanying notes are an integral part
                     of these combined financial statements

                                   (Continued)

                              OASIS CAR WASH, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                                   (CONTINUED)

                                                                                                   Nine Months
                                                                                                      Ended
                                                                    Year Ended                    September 30,
                                                                    December 31,        --------------------------------
                                                                       1996                 1996                1997
                                                                   ------------         ------------       -------------
                                                                                         (Unaudited)
CASH FLOW FROM FINANCING ACTIVITIES
       Proceeds from Borrowings                                     $10,160,159          $10,120,159         $10,375,326
       Repayment of Borrowings                                         (785,798)            (676,998)         (7,237,347)
       Partner Loans                                                  1,372,550            1,339,089             215,520
       Partner Loan Repayments                                         (134,045)            (115,584)           (619,069)
       Partner/Stockholder Contributions                              1,204,783            1,204,783             142,487
                                                                   ------------         ------------       -------------

              NET CASH PROVIDED BY
                FINANCING ACTIVITIES                                 11,817,649           11,871,449           2,876,917
                                                                   ------------         ------------       -------------

NET INCREASE (DECREASE) IN CASH                                         103,280              312,336             (97,673)

CASH AT BEGINNING OF PERIOD                                                   -                    -             103,280
                                                                   ------------         ------------       -------------

CASH AT END OF PERIOD                                              $    103,280          $   312,336       $       5,607
                                                                   ============          ===========       =============

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION
       Cash Paid During the Year For:
           Interest Expense                                        $    875,300          $   619,458        $    919,160
                                                                   ============          ===========        ============

SUPPLEMENTAL SCHEDULE OF
   NON-CASH INVESTING AND
   FINANCING ACTIVITIES
       Distributing Assets to Partner                              $    231,802          $   231,802   $               -
       Partner Distribution                                            (231,802)            (231,802)                  -
       Additional Paid-In-Capital                                             -                    -             (99,000)
       Common Stock Issued                                                    -                    -              (1,000)
       Stock Subscription Receivable                                          -                    -             100,000
                                                                   ------------         ------------       -------------
                                                                   $          -          $         -        $          -
                                                                   ============          ===========        ============


                   The accompanying notes are an integral part
                     of these combined financial statements

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     The Weyand Family Interests (the "Majority Partner") in October 1995, entered into an agreement to purchase three car washes which were leased and operated by Mitchell-Blakewell, Inc. (dba OASIS CAR WASH). These acquisitions were consummated on the following staggered schedule:

       Location Name                    Owner's Limited Partnership Name                     Date of Purchase
       -------------                    --------------------------------                     ----------------

       Preston   Car Wash Properties North, L.P.                                             December 18, 1995
       Coit      Car Wash Properties North II, L.P.                                          January 24, 1996
       Parker    Car Wash Properties North III, L.P.                                         February 23, 1996

     In March 1996, the Majority Partner initiated Car Wash Properties North V., L.P. and with the capital contributed by the fifty percent (50%) limited partner, purchased a fourth car wash located in Addison, Texas on March 29, 1996 from the Milton J. Noell Estate.

     In March 1996, the Majority Partner initiated Car Wash Properties North IV, L.P. and purchased a tract of land and proceeded with the design, development and construction of a fifth car wash, which commenced operation in October 1997. The purchase of the property was financed by a loan from a special limited partner in the amount of $415,000.

     On December 27, 1996, the Majority Partner incorporated Stanford Chemical Corp. whose purpose was to establish Stanford Chemical I, LTD. and to purchase selected inventory, equipment and land and buildings from a chemical company. The chemical company's assets were purchased using the proceeds from a $239,000 loan from a special limited partner. The principal customers of this company are the car washes owned and operated by the Majority Partner.

     On July 3, 1997, the Majority Partner incorporated OASIS CAR WASH, INC. (the "Company"). On August 31, 1997, the net assets of the car washes purchased from Mitchell-Blackwell, Inc. were contributed to the Company. On October 31, 1997, the net assets of Stanford Chemical I, LTD., Car Wash Properties IV, L.P. and Car Wash Properties V, L.P. were contributed to the Company.

     On October 16, 1997, the special limited partner of Car Wash Properties North IV, L.P. agreed to convert its partnership interest into common stock of the Company at the time of the commencement of the Company's proposed initial public offering ("IPO") using a value of $675,000 for the partnership interest and a conversion price equal to the IPO offering price. If the IPO is not consummated within twelve months of October 13, 1997, the special limited partner is entitled to a fifty percent (50%) participation in the net profits of the car wash owned by the limited partnership.



                                   (Continued)

                              OASIS CAR WASH, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Organization (Continued)

     On October 31, 1997, two (2) of the limited partners of Car Wash Properties North V., L.P. concluded an agreement to contribute their partnership interests to the Company at the time of the commencement of the Company's IPO. The limited partners (aggregating fifty percent ownership) agreed to convert their partnership interests as follows:

     - $50,000 return of capital payment on November 1, 1997

     - $162,500 return of capital payment subject to the successful completion of the proposed IPO

     - Issuance of sufficient number of the Company's common shares, using the IPO price per share, to aggregate a total issue value of $275,000

     If the IPO is not consummated, the two limited partners will retain a fifty percent (50%) interest in net profits of the car wash owned by the limited partnership.

Principles of Combination

     The Weyand Family Interests were the general partners and at least fifty percent (50%) owners of all limited partnerships set forth above, and own one hundred percent of all outstanding stock in Standard Chemical Corp. And ninety percent (90%) of the outstanding common shares of the Company; therefore, the financial statements of the limited partnerships and corporation were combined as of December 31, 1996 and September 30, 1996 (unaudited) and 1997, pursuant to guidance contained in Statement of Position Number 78-9 issued by the Accounting Standards Division of the American Institution of Certified Public Accountants. Since the companies are under common control, the mergers will be accounted for essentially as pooling of interests. All significant intercompany accounts and transactions have been eliminated in the accompanying combined financial statements.

Business

     The Company operates an innovative chain of up-scale, full-service car washes providing the convenience of full service gas, washing and detailing in a modern, customer-oriented environment. The Company presently owns and operates five locations in Dallas, Texas and the surrounding suburban area and has identified other locations which will be purchased and car washes opened in the spring and summer of 1998. In addition, the Company incorporated and started a chemical business to provide soap and other cleaning chemicals to its car washes in January 1997. Approximately twenty-five percent (25%) of the chemical company's sales are to car washes owned by the Company.


                                   (Continued)

                              OASIS CAR WASH, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and disclosures of contingent assets and liabilities. The ultimate results could differ from those estimates.

Interim Financial Statements

     The combined statements of operations and cash flows for the nine months ended September 30, 1996 are unaudited and are not covered by the report of the independent public accountants. However, in the opinion of management, these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim period presented. The results of operations for the audited nine-month period ended September 30, 1997, are not necessarily indicative of the results which may be expected for the entire fiscal year.

Cash and Cash Equivalents

     For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of certificates of deposit.

Inventories

     All inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Inventories consisted of the following:

                                     December 31,  September 30,
                                         1996         1997
                                       --------     --------
       Gasoline                        $ 50,804     $ 46,211
       Soap and Cleaning Chemicals           --       79,591
       Merchandise                       16,124       16,124
                                       --------     --------

                                       $ 66,928     $141,926
                                       ========     ========


                                   (Continued)

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

     Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the related item are capitalized and depreciated. Depreciation is provided for over the estimated useful lives of the individual assets using straight-line methods.

     Property and equipment consisted of the following:

                                                                                                            Useful
                                                  December 31,             September 30,                    Lives
                                                     1996                     1997                         (Years)
                                               ---------------          ----------------                   -------

       Land                                        $3,131,793               $ 3,170,816                         --
       Buildings and improvements                   4,190,803                 4,721,516                       20.0
       Equipment                                    1,081,659                 1,950,577                        5.0
       Furniture and fixtures                          23,293                    72,558                        5.0
       Construction in progress                       219,996                 1,160,501                         --
                                                  -----------               -----------

              Total                                 8,647,544                11,075,968
       Accumulated depreciation                      (378,130)                 (790,410)
                                                  -----------               -----------

       Property and equipment, net                 $8,269,414               $10,285,558
                                                   ==========               ===========

Amortization of Intangibles

     The excess of cost over fair value of net assets acquired ("Goodwill") is amortized over a period of twenty-five (25) years. The Company periodically reviews the carrying amount of this asset and evaluates its recoverability based upon future estimated operating cash flows.

     The non-compete agreement is being amortized ratably over the five (5) year term of the agreement.

     The organization costs are being amortized over a five (5) year period.

Loan Fees

     The direct costs associated with the funding of long-term debt were deferred and are being amortized as interest expense over the term of the loan using the interest method.


                                   (Continued)

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Values of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Accounts Receivable, Accounts Payable and Notes Payable: The carrying amount reported in the balance sheet for accounts receivable, accounts payable and notes payable approximates their fair values due to their relatively short maturity.

     Long-Term Debt: The carrying amount reported in the balance sheet for variable-rate long-term debt approximates its fair value. The fair values of the Company's fixed-rate long-term debt are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At September 30, 1997, the fair value of the Company's long-term debt approximated its carrying value.

Income Taxes

     The Company records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded when it is more likely than not that any or all of a deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the accounting period in deferred tax assets and liabilities recorded by the Company.

Concentration of Credit Risk

     The Company places its cash and temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of FDIC insurance limits. At December 31, 1996, the deposits exceeding FDIC insurance limits were $135,000.

     The Company grants unsecured credit to its customers which are located in the Company's market area which is Dallas, Texas and its suburbs. Management believes that its billing and collection policies are adequate to minimize potential credit risks.



                                   (Continued)

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997


NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising

     Advertising costs are charged to expense as incurred and for the period ended December 31, 1996 and September 30, 1996 (unaudited) and 1997, amounted to $31,259, $20,327, and $87,281, respectively.

Revenue Recognition

     Revenue at the car washes are recognized at the time the service is performed.

Pro Forma Provision for Income Taxes

     During 1996 and 1997, substantially all of the losses reflected in the statement of operations were recognized by the limited partnerships; therefore, the losses are included in the personal tax return of the partners. The benefit of the losses are not being recognized due to the expectation that additional future losses will be sustained by the Company and the benefit of these losses will not be recognized by the Company due to the doubtful realization of deferred tax assets.

Pro Forma Net (Loss) Per Common Share

     Pro Forma net loss per common share is computed using the weighted average number of common shares outstanding, as if the common shares had been issued to the partners at the onset of the partnerships.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share," which is required to be adopted by the Company in the reporting period ending December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The Company has determined the impact of SFAS 128 on the calculation of net income per share would not be material.

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 2:  BUSINESS ACQUISITIONS

     The Majority Partner organized four (4) limited partnerships for the sole purpose of acquiring and operating four car washes. These car washes were purchased on a staggered basis from December 1995 to March 1996, and the purchases are summarized as follows:

                                                 Sellers
                                       ---------------------------
                                   Mitchell-Blakewell     Noell
   Assets Purchased                      Stores           Estate           Total
   ----------------                ------------------     ------       -----------

   Land                                $ 1,655,000     $   908,750     $ 2,563,750
   Buildings                             2,947,088       1,303,000       4,250,088
   Equipment                               757,912         132,000         889,912
   Inventory                                57,183           7,720          64,903
   Certificates of Deposit                 200,000              --         200,000
   Loan Fees                                71,652          25,000          96,652
   Goodwill                              2,861,016         199,472       3,060,488
                                       -----------     -----------     -----------

                                       $ 8,549,851     $ 2,575,942     $11,125,793
                                       ===========     ===========     ===========

   Liabilities Incurred

   Bank Debt                           $ 6,743,000     $ 2,000,000     $ 8,743,000
   Partner Loans and Contributions       1,662,855         570,292       2,233,147
   Seller Loans                            139,600              --         139,600
   Tax Liabilities Assumed                   4,396           5,650          10,046
                                       -----------     -----------     -----------

                                       $ 8,549,851     $ 2,575,942     $11,125,793
                                       ===========     ===========     ===========

     The operations for the thirteen day period in 1995 for the store purchased on December 18, 1995, are included in the results of operations for the year ended December 31, 1996, since they were insignificant. Audited financial statements for the three stores purchased from Mitchell-Blakewell, Inc. are included on page F-26 to F-37 for the twelve months ended June 30, 1995. The Company was unable to obtain reliable financial information on the car wash purchased from the Milton J. Noell Estate since its operations were included in an office space rental business.



                                   (Continued)

                              OASIS CAR WASH, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 2:  BUSINESS ACQUISITIONS (CONTINUED)

     Stanford Chemical I, LTD. purchased selected inventory, blending equipment, land and a building from Starnova Corporation, a defunct chemical company, effective December 30, 1996. The purchase is summarized as follows:

       Asset Purchased                                                           Amounts
       ---------------                                                           -------

           Land                                                                $  39,023
           Building                                                              360,000
           Equipment                                                             117,481
           Inventory                                                             117,083
                                                                                --------

                                                                               $ 633,587
                                                                               =========

     Subsequent to the purchase, Stanford Chemical I, LTD. discovered a large quantity of drums containing potentially hazardous materials and incurred in excess of $51,000 of cost in properly disposing of the drums. Stanford Chemical I, LTD. has made a claim against the Seller of the land and building and has been reimbursed for the disposal costs.

NOTE 3:  NOTES PAYABLE

     A summary of the notes payable at December 31, 1996, and September 30, 1997 follows:

                                                                       1996                        1997
                                                                     --------                     ------

   10% note payable to a bank, due                               $           --                $  105,227
   February 15, 1998, secured by
   accounts receivable and inventory

   10% unsecured note payable to a credit corporation,                       --                    25,000
   due June 30, 1997

   10% note payable to a bank, due                                      450,000                 1,127,722
   October 26, 1997, secured by
   real estate, equipment, inventory and
   personal guarantees of the Majority Partner

   9.5% note payable to a bank, due                                          --                   165,407
   March 31, 1998, secured by a
   second lien on real estate and personal
   guarantees of the Majority Partner



                                   (Continued)

                              OASIS CAR WASH, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 3:  NOTES PAYABLE (CONTINUED)

                                                        1996            1997
                                                    ----------     -----------

   10% note payable to a bank, due                  $  400,000     $  400,000
   March 31, 1998, secured by
   property and personal guarantees of the
   Majority Partner

   6% unsecured notes payable to individuals,
   due October 15, 1996                                145,613             --

   10% unsecured note payable to an individual,             --        239,000
   due October, 1998
                                                    ----------     ----------
                                                    $  995,613     $2,062,356
                                                    ==========     ==========

     The Company has bank lines of credit totaling $1,719,853 through March 31, 1998. Bank lines of credit are guaranteed by real estate, assignments of rents and leases, Majority Partner's personal guarantees, accounts receivable and inventory. During the fiscal year ended December 31, 1996, and nine months ended September 30, 1997, the highest balance outstanding under these lines was $1,525,055.

     Notes payable of $2,093,129 were refinanced with a mortgage corporation on November 15, 1997.

NOTE 4:  LONG-TERM DEBT

     A summary of the notes payable for long-term debt at December 31, 1996 and September 30, 1997 follows:

                                                                         1996                      1997
                                                                      ----------               ----------

   8.99% note payable to a credit corporation,                        $ 192,952                $  188,736
   payable in monthly installments of $1,977
   including interest, due August 8, 2011,
   secured by a motor home

   10.75% note payable to a bank, payable                             2,669,333                        --
   in monthly installments of $15,890
   including interest, due December 12, 1998,
   secured by real estate

   10.34% note payable to a bank, payable                             1,364,990                        --
   in monthly installments of $15,693
   including interest, due January 23, 1999,
   secured by certificates of deposit and
   real estate



                                   (Continued)

                              OASIS CAR WASH, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 4:  LONG-TERM DEBT (CONTINUED)

                                                          1996            1997
                                                       ----------     -----------

   9.95% note payable to a bank, payable               $2,420,388     $       --
   in monthly installments of $26,607
   including interest, due February 23, 1999,
   secured by real estate, inventory, and
   equipment

   9.75% note payable to a bank, payable                1,531,085      1,608,450
   in monthly installments of $21,187
   including interest, due March 29, 1999,
   secured by real estate, inventory, equipment,
   assignment of leases and rents and guarantees

   9.5% note payable to a bank, payable                        --        412,386
   in monthly installments of $4,386
   including interest, due February 15, 2000,
   secured by real property, equipment, inventory,
   assignments of leases and rents and guarantees

   10% note payable to a bank, payable in                      --        114,864
   monthly installments of $2,691 including
   interest, due February 2002, secured by
   equipment

   9.5% note payable to a bank, payable in                     --         81,230
   monthly installments of $1,364 including
   interest, due June 6, 2004, secured by
   second lien on real estate, equipment,
   inventory, accounts receivable and personal
   guaranties of the Majority Partner

   9.75% note payable to a bank, payable in                    --        129,318
   monthly installments of $2,195 including
   interest, due May 16, 2004, secured by
   second lien on real estate and personal
   guaranties of the Majority Partner

   10.67% notes payable to a mortgage                          --      7,500,000
   corporation, payable in monthly installments
   of $75,737 including interest, due
   September 1, 2017, secured by real estate,
   inventory, and equipment


                                   (Continued)

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 4:  LONG-TERM DEBT (CONTINUED)

                                                                        1996                    1997
                                                                  --------------            --------------

   10% note payable to an individual,                                   200,000                   415,000
   interest paid quarterly, due September 21, 2000,
   secured by second lien on real estate,
   equipment and inventory
                                                                     ----------               -----------
                                                                     $8,378,748               $10,449,984
                                                                     ==========               ===========

     Long-term debt of $1,737,768 was refinanced with a mortgage corporation on November 15, 1997.

     The covenants to the loan agreements associated with the $7,500,000 in loans from a mortgage corporation include the following:

     - Predetermined fixed charge ratio computed at the individual store level

     - Insurance coverage including one hundred percent coverage of the replacement cost and business interruption insurance that would provide coverage for six months of operations and debt service, including principal payments

     - No prepayment of principal allowed for the first seven years of the notes and, thereafter, with thirty (30) day written notice, the principal can be prepaid subject to a prepayment fee ranging from five percent (5%) to one percent (1%) of the outstanding principal balance.

     - Mortgage corporation must give prior approval for any change in the ownership of the Company.

     Aggregate maturities of long-term debt are as follows:

                                                                                        Year Ending
                         Year                                                          September 30,
                         ----                                                          ------------

                         1998                                                          $    244,188
                         1999                                                             1,748,501
                         2000                                                               221,552
                         2001                                                               660,512
                         2002                                                               251,684
                        Thereafter                                                        7,323,547
                                                                                        -----------
                                                                                        $10,449,984
                                                                                        ===========

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 5:  COMMITMENTS AND CONTINGENCIES

     On March 1, 1996, Car Wash Properties North IV, L.P. purchased a tract of land in Plano, Texas, for approximately $1,100,000 and entered into a $792,000 construction contract in November 1996 for the erection of a car wash. At September 30, 1997, the contractor had been paid $686,722, and the construction was completed in October 1997. The store opened on October 6, 1997.

     The Company entered into an employment agreement with Thomas Miller, Chief Operating Officer of the Company, in August 1997 (the "Miller Agreement"), which contains provisions for salary, bonus, purchase of shares of common stock, noncompetition, nonsolicitation, nondisclosure and development and invention covenants. The Miller Agreement provides for a sliding annual base salary conditioned upon the number of car wash locations in operation by the Company during the year. If four, five or six or more locations are in operation, Mr. Miller's annual salary shall be $83,200, $104,000 or $124,800, respectively. Mr. Miller is entitled to a quarterly bonus if certain goals are achieved on a location by location basis. Additionally, the Miller Agreement provides for a payment of 10% of the net profit realized if all of the car wash locations of the Company are sold. If Mr. Miller's employment with the Company is terminated without cause, he is entitled to twelve months salary as severance pay; however, if he is terminated with cause he receives no severance pay unless at the time of termination, the Majority Partner is no longer in control of the Company and in that case, Mr. Miller shall be entitled to twelve months severance pay and shall not be bound by the noncompetition and nonsolicitation provisions of the Miller Agreement.

     In connection with the Miller Agreement, Mr. Miller purchased 10,000 shares of common stock at a deferred payment price of $100,000, payable in yearly installments of $20,000 beginning on August 1, 1998. The Company has the right to repurchase the shares during the 180-day period after Mr. Miller's termination of employment for any reason until the shares are paid for in full.

     For the year ended December 31, 1996 and the nine months ended September 30, 1997, all gasoline sold at the car washes was purchased from a single supplier.

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 6:  PARTNER/STOCKHOLDER LOANS

     The following is a summary of the activity in the Partner/Stockholder loan account from December 18, 1995 to September 30, 1997:

                                  Year Ended      Nine Months Ended
                               December 31, 1996  September 30, 1997    Total
                               -----------------  ------------------    -----

   Initial Partner Loans to
       Purchase Facilities        $ 1,339,089      $        --      $ 1,339,089
   Working Capital Loans               33,461          215,521          248,982
   Repayments                        (134,045)        (107,550)        (241,595)
   Asset Withdrawn from
       Partnership                   (231,802)              --         (231,802)
   Repayment from Proceeds
       of Loan Refinancing in
       August 1997                         --         (511,520)        (511,520)
                                  -----------      -----------      -----------

                                  $ 1,006,703      $  (403,549)     $   603,154
                                  ===========      ===========      ===========

NOTE 7:  FEDERAL INCOME TAX

     The partnerships' investment in land, building, equipment, goodwill, and other assets for federal tax accounting purposes was $290,000 more than for financial statement purposes on September 1, 1997, the merger date. This basis difference tax effected at the statutory rate of thirty-four percent (34%) would have created a deferred tax asset of approximately $98,000; however, due to the continuing losses sustained by the operations, it was not considered more likely than not that the deferred tax asset could be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

     The $211,000 operating loss sustained by the Company for the one month ended September 30, 1997, was not tax effected since the realization of any deferred tax assets arising from the net operating loss benefit is considered doubtful; therefore, a valuation allowance was established equal to the deferred tax asset (approximately $71,700).

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 8:  SUBSEQUENT EVENTS

     In October 1997, the Company sold $2,000,000 in aggregate principal amount of its 10% bridge notes. The bridge notes are unsecured and bear interest at the rate of 10% per annum payable quarterly beginning September 30, 1998. The Company used the proceeds from the issuance of the bridge notes for general corporate purposes and to fund the costs of its proposed IPO. The bridge notes are due in full on September 30, 2001 or earlier in certain circumstances, including within five days following the closing of the IPO. Subject to the closing of the IPO upon the full payment of the bridge notes, the Company has agreed to issue to the holders of the bridge notes that number of shares of common stock equal to the quotient of $1,000,000 divided by the initial public offering price.

     On October 16, 1997, the special limited partner's loans (aggregating $654,000) to two of the limited partnerships were repaid plus interest and the special limited partner immediately thereafter purchased $675,000 of the ten percent (10%) bridge notes issued by the Company.

     In October 1997, the Company entered into a contract to purchase a tract of land in Dallas, Texas as a future car wash site for $968,700.

     In January 1998, the Company agreed to purchase an existing car wash in Mandeville, Louisiana for $1,100,000 and to purchase land and building in Luling, Louisiana for $560,000.

NOTE 9:  SEGMENT INFORMATION

     The Company has two (2) primary business segments which are:

     -    Car wash and related service revenues (Car Wash)

     -    Chemical sales (Chemical)




                                   (Continued)

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 9:  SEGMENT INFORMATION (CONTINUED)

     The following summarizes the operations by business segment:

                                                        Nine Months Ended
                                 Year Ended              September 30,
                                 December 31,         -------------------
                                    1996              1996               1997
                                -------------     ------------      -------------
                                                   (Unaudited)

       Revenue
          Car Wash              $  6,334,846      $  4,543,448      $  5,311,145
          Chemical                        --                --      $    372,122
       Operating (Loss)
          Car Wash              $   (376,890)     $   (166,766)     $   (512,393)
          Chemical                        --                --      $   (438,318)
       Depreciation
          Car Wash              $    378,130      $    271,505      $    365,216
          Chemical                        --                --      $     47,064
       Amortization
          Car Wash              $    123,178      $     89,792      $     99,959
          Chemical                        --                --      $      1,649
       Identifiable Assets
          Car Wash              $ 11,646,254      $ 11,744,154      $ 13,226,862
          Chemical                        --                --      $    855,933
       Capital Expenditures
          Car Wash              $  8,879,346      $  8,654,743      $  1,656,026
          Chemical                        --                --      $    772,398

NOTE 10:  PRO FORMA FINANCIAL TRANSACTIONS

The pro forma combined balance sheet at September 30, 1997 and the statement of operations for the nine months ended September 30, 1997 reports the effects, on a pro forma basis, of the following transactions contemplated in connection with the Company's IPO:

     - Issuance of ten percent (10%) bridge notes in the aggregate amount of $2,000,000 and the use of these funds prior to December 31, 1997.

     - Return of capital payments to limited partners in the amount of $212,500 and the issuance of 55,000 shares of the Company's common stock at an assumed IPO price of $5.00.


                                   (Continued)

                              OASIS CAR WASH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

NOTE 10:  PRO FORMA FINANCIAL TRANSACTIONS (CONTINUED)

     - Issuance of 200,000 shares of the Company's common stock at an assumed IPO price of $5.00 per share, reflected as an additional $1,000,000 of interest cost.

     - Conversion of Majority Partner's interest in the remaining partnerships to equity in the Company. (No additional shares to be issued).

NOTE 11: STOCK SPLIT

On February 10, 1998 the Shareholders and Directors of the Company, authorized the following:

     - Common Shares - increased the authorized share to 20,000,000 and reduced the par value to $0.001

     - Preferred Shares - authorized 5,000,000 preferred shares with a par value of $0.001

                              PREDECESSOR BUSINESS

                              FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Mitchell-Blakewell, Inc.
Plano, Texas

     We have audited the accompanying balance sheet of Mitchell-Blakewell, Inc. dba Oasis Car Wash ( a Texas corporation) as of June 30, 1995, and the related combined statements of income, retained earnings, and cash flows for the twelve months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mitchell-Blakewell, Inc. dba Oasis Car Wash as of June 30, 1995, and the results of its operations and its cash flows for the twelve months then ended in conformity with generally accepted accounting principles.

Milbern Ray and Company
July 20, 1995
Euless, Texas

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                                  BALANCE SHEET

                                  JUNE 30, 1995

                                     ASSETS


CURRENT ASSETS
    Cash and Cash Equivalent - Note 1                      $ 194,610
    Certificate of Deposit                                   100,588
    Receivables - Note 1
        Trade                                                 12,686
        Employees                                             10,051
    Prepaid Expenses                                          11,000
    Inventory - Note 1                                        29,374
                                                           ---------

            TOTAL CURRENT ASSETS                             358,309
                                                           ---------
PHYSICAL ASSETS - NOTE 1
    Transportation Equipment                                  35,220
    Furniture and Equipment                                  584,539
    Leasehold Improvements                                    19,899
                                                           ---------
                                                             639,658
    Less Accumulated Depreciation                           (493,258)
                                                           ---------
                                                             146,400
                                                           ---------
OTHER ASSETS
    Intangible Assets, net of accumulated amortization
        of $125,551 - Note 1                                  61,949
    Deposits                                                   3,995
                                                           ---------

                                                              65,944
                                                           ---------
        TOTAL ASSETS                                       $ 570,653
                                                           =========


            See accompanying notes and independent auditors' report.

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                                  BALANCE SHEET
                                   (CONTINUED)

                                  JUNE 30, 1995

                      LIABILITIES AND STOCKHOLDER'S EQUITY


CURRENT LIABILITIES
    Current Portion of Long-Term Debt - Note 3                        $  28,594
    Accounts Payable                                                    109,271
    Accrued Expenses - Note 2                                           176,144
                                                                      ---------

            TOTAL CURRENT LIABILITIES                                   314,009

LONG-TERM DEBT - NOTE 3                                                  68,515
                                                                      ---------

            TOTAL LIABILITIES                                           382,524
                                                                      ---------
STOCKHOLDER'S EQUITY
    Common Stock, $.01 par value, 1,000 shares
        authorized and issued                                                10
    Paid-in Capital                                                      93,189
    Retained Earnings                                                    98,175
                                                                      ---------

                                                                        191,374
    Less Treasury Stock - Note 4                                         (3,245)
                                                                      ---------

            TOTAL STOCKHOLDER'S EQUITY                                  188,129
                                                                      ---------
            TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                $ 570,653
                                                                      =========








            See accompanying notes and independent auditors' report.

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                               STATEMENT OF INCOME

                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1995


REVENUE                                                                                                $ 5,413,025

COST OF REVENUE                                                                                          3,894,789
                                                                                                       -----------
GROSS PROFIT                                                                                             1,518,236

GENERAL AND ADMINISTRATIVE EXPENSES
    Management                                                            $ 536,493
    Rent                                                                    453,011
    Other                                                                   283,125                      1,272,629
                                                                          ---------                     ----------

INCOME FROM OPERATIONS                                                                                     245,607

OTHER INCOME AND (EXPENSE)
    Interest Income                                                           1,554
    Interest Expense                                                        (17,147)
    Loss on Sale of Fixed Assets                                            (26,700)                       (42,293)
                                                                          ---------                     ----------

NET INCOME                                                                                              $  203,314
                                                                                                        ==========








            See accompanying notes and independent auditors' report.

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                         STATEMENT OF RETAINED EARNINGS

                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1995

                                            Accumulated        Tax
                                            Adjustments       Timing
                                              Account        Adjustment       Total
                                             ---------       ---------      ---------
BALANCE
July 1, 1994                                 $  93,714       $      --       $  93,714

Net income                                     203,314              --        203,314

Shareholder Distributions                     (198,853)             --       (198,853)
                                             ---------       ---------      ---------

BALANCE
June 30, 1995                                $  98,175       $      --      $  98,175
                                             =========       =========      =========








            See accompanying notes and independent auditors' report.

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                             STATEMENT OF CASH FLOWS

                    FOR THE TWELVE MONTHS ENDED JUNE 30, 1995


CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income                                                        $ 203,314
    Adjustments to Reconcile Net Income
        to Net Cash Provided by Operating Activities:
            Depreciation and Amortization                               122,018
            Loss on Sale of Fixed Assets                                 26,700
            (Increase) Decrease In:
               Certificate of Deposit                                  (100,588)
               Accounts Receivables                                      56,721
               Prepaid Expenses                                          10,504
               Inventory                                                 (2,711)
            Increase (Decrease) In:
               Accounts Payable                                         (24,462)
               Accrued Liabilities                                       15,448
                                                                      ---------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES             306,944
                                                                      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from Sale of Fixed Assets                                   82,500
    Purchase of Fixed Assets                                            (86,502)
                                                                      ---------
                  NET CASH USED FOR INVESTING ACTIVITIES                 (4,002)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Principal Payments on Long-Term Debt                                (93,392)
    Increase in Deposits                                                   (500)
    Shareholder Distributions                                           (22,114)
                                                                      ---------

                  NET CASH USED FOR FINANCING ACTIVITIES               (116,006)
                                                                      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               186,936

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          7,674
                                                                      ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $ 194,610
                                                                      =========






            See accompanying notes and independent auditors' report.

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 1995

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General - The Company was organized in April, 1989 and is engaged in a full service car wash. The establishment also sells gas and other merchandise. The Company operates at four locations, all in Plano, Texas.

         Method of Accounting - The Company utilizes the accrual method of accounting for financial statement reporting. Under this method, revenue is recognized when earned and expenses are recognized when incurred.

         Inventory - The Company's inventory is valued at the lower of cost (first in, first out) or market.

         Property and Equipment - Property and equipment are carried at cost. Depreciation is provided using the accelerated method for financial and federal income reporting, using the following estimated lives:

            Furniture, equipment, and autos                  5 - 7 years
            Leasehold improvements                            31.5 years

         Depreciation expense charged to operations for the twelve months ended June 30, 1995 was $83,573.

         Maintenance, repairs, and minor renewals which do not significantly improve or extend the lives of the respective assets are charged against operations when incurred. Additions, improvements, and major renewals are capitalized.

         The cost and accumulated depreciation or amortization of assets sold, retired, or otherwise disposed of are removed from the respective accounts and any gain or loss is reflected in operations.

         Intangible Assets - Intangible assets at June 30, 1995, are amortized using the straight-line method over five years. Intangible assets consist of the following:

            Lease agreement                                  $  55,000
            Non-compete agreement                              132,500
                                                             ---------

                                                             $ 187,500
                                                             =========

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 1995

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Intangible Assets (Continued)
         Amortization expense charged to operations for the twelve months ended June 30, 1995 was $38,445.

         Statement of Cash Flows - For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash paid during the year for interest was $17,147. Non-cash financing and investing activities consisted of shareholder distributions reducing shareholder receivables in the amount of $176,739.

         Income Taxes - The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

NOTE 2.  ACCRUED EXPENSES

         Accrued expenses consisted of the following:


     Accrued payroll tax                                                $  2,012
     Accrued sales tax                                                     1,332
     Accrued property tax                                                 34,649
     Accrued payroll                                                      42,866
     Accrued pension plan                                                 20,000
     Accrued rent                                                         68,719
     Accrued employees tips                                                6,566
                                                                        --------

                                                                        $176,144
                                                                        ========

NOTE 3.  LONG-TERM DEBT

         Long-term debt is as follows at June 30, 1995:

     Notes payable to a bank, due $1,904 per
     month plus interest at 10%, maturing June,
     1999, secured by autos and equipment                               $ 91,363







                                   (Continued)

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 1995

NOTE 3.  LONG-TERM DEBT (CONTINUED)


     Note payable to a bank, due $1,920 per
     quarter plus interest at 7.5% with balance
     due at maturity in December, 1995, secured
     by auto                                                                   5,746
                                                                             -------

                                                                              97,109
    Less current maturities                                                   28,594
                                                                             -------

                                                                             $68,515
                                                                             =======

        Future maturities of long-term debt are as follows:

      Twelve months ended
           June 30,
      -------------------
            1996                                                             $28,594
            1997                                                              22,848
            1998                                                              22,848
            1999                                                              22,819
                                                                             -------

                                                                             $97,109
                                                                             =======


NOTE 4.  TREASURY STOCK

         Treasury stock is shown at cost, and in 1990 consists of 500 shares of common stock.

NOTE 5.  DESCRIPTIONS OF LEASING ARRANGEMENTS

         The Company leases its car washes under noncancelable operating leases. While all of the agreements provide for minimum lease payments, some provide for additional rentals contingent upon prescribed sales volumes. Most of the leases contain renewal options.




                                   (Continued)

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 1995

NOTE 5.  DESCRIPTIONS OF LEASING ARRANGEMENTS (CONTINUED)

         The following is a schedule of future minimum lease payments required under the leases:

      Twelve months ended
           June 30,
      -------------------
            1996                                                       $  373,017
            1997                                                          373,017
            1998                                                          373,017
            1999                                                          373,017
            2000                                                          373,017
         Thereafter                                                     4,197,179
                                                                       ----------

                                                                       $6,062,264
                                                                       ==========


         Minimum lease payments in this schedule exclude contingent rentals.

         For the twelve months ended June 30, 1995, rent expense consists of the following components:


         Minimum lease payments                                              $389,217
         Contingent rent                                                       63,794
                                                                             --------

                                                                             $453,011
                                                                             ========

NOTE 6.  RETIREMENT PLAN

         The Company has a profit-sharing plan that covers substantially all of its employees. Contributions to the plan are at the discretion of the Board of Directors. During the twelve months ended June 30, 1995, contributions to the plan charged to operations was $20,000.

NOTE 7.  INTERIM REPORTING

         The Company is a calendar year entity. The Company's business is not necessarily subject to seasonal variations, therefore, these financial statements were prepared to provide information indicative of results for a full year.

                            MITCHELL-BLAKEWELL, INC.

                               DBA OASIS CAR WASH

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 1995

NOTE 8.  RELATED PARTY TRANSACTIONS

         The Company's sole shareholder has a 50% interest in the buildings in which the car washes operate. Rent paid to each of the related locations is as follows:

            Parker                                     $138,209
            Preston                                     176,357
            Coit                                        118,438
                                                       --------

                                                       $433,004
                                                       ========

         The Company also leases a vehicle from the sole shareholder. This is a month to month lease in the amount of $453 per month. Auto lease expense charged against operations for the twelve months ended June 30, 1995, is $4,080.

NOTE 9.  MAJOR SUPPLIERS

         One vendor accounted for 100% of the Company's gas purchases for the twelve months ended June 30, 1995. Another vendor accounted for approximately 66% of the Company's soap purchases for the twelve months ended June 30, 1995.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those con tained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                              --------------------

                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary...........................
Risk Factors.................................
Use of Proceeds..............................
Dividend Policy..............................
Capitalization...............................
Dilution.....................................
Selected Historical Financial Data...........
Unaudited Pro Forma Combined
     Financial Information...................
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations...........................
Business.....................................
Management...................................
Certain Transactions.........................
Principal Shareholders.......................
Description of Securities....................
Shares Eligible for Future Sale..............
Underwriting.................................
Legal Matters................................
Experts......................................
Index to Financial Statements................


                               -------------------



     UNTIL , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


================================================================================


                                   OASIS CAR
                                   WASH, INC.

                              2,000,000 SHARES OF
                                  COMMON STOCK

                                      AND

                              2,000,000 REDEEMABLE
                             COMMON STOCK PURCHASE
                                    WARRANTS


                               -------------------

                                   PROSPECTUS

                               -------------------


                                  FIRST LONDON
                             SECURITIES CORPORATION


                                           , 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Article 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission
      registration fee .......................................................................   $10,844.83
NASD filing fee ..............................................................................
                                                                                                 ----------
Nasdaq listing fee ...........................................................................
                                                                                                 ----------
Boston Stock Exchange Listing Fee ............................................................
                                                                                                 ----------
Printing and engraving expenses ..............................................................
                                                                                                 ----------
Accounting fees and expenses .................................................................
                                                                                                 ----------
Legal fees and expenses ......................................................................
                                                                                                 ----------
Fees and expenses (including legal fees) for
  qualifications under state securities laws .................................................
                                                                                                 ----------
Registrar and Transfer Agent's fees and expenses .............................................
                                                                                                 ----------
Miscellaneous ................................................................................
                                                                                                 ----------
Total........................................................................................    $
                                                                                                 ==========


     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee, the Nasdaq listing fee and the Boston Stock Exchange listing fee are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     In October 1997, the Company sold $2,000,000 in aggregate principal amount of its 10% Bridge Notes. See "Description of Securities -- Bridge Notes." First London Securities Corporation acted as the placement agent for the 10% Bridge Notes. The total underwriting discounts and commissions received by First London Securities Corporation was $107,750. The Company sold the 10% Bridge Notes in reliance on Section 506 of Regulation D of the Securities Act.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits:


    EXHIBIT         DESCRIPTION
    -------         -----------
     1.1       Proposed form of Underwriting Agreement*
     3.1       Registrant's Articles of Incorporation*
     3.2       Registrant's Articles of Amendment to Articles of Incorporation*
     3.3       Registrant's Amended and Restated Bylaws*
     4.1       Specimen Common Stock certificate*
     4.2       Specimen Warrant Certificate*
     5.1       Opinion of Jackson Walker L. L. P. (1)
     10.1      Agreement by and between D. Bradley Dean, the Company and Car Wash Properties North IV, L.P.
               dated October 16, 1997 (1)
     10.2      Agreement by and between Robert S. Noell, the Company and Car Wash Properties North V, L.P. dated
               October 31, 1997 (1)
     10.3      Agreement by and between David S. Noell, the Company and Car Wash Properties North V, L.P. dated
               October 31, 1997 (1)
     10.4      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North, L.P. dated August 11, 1997 (1)
     10.5      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North II, L.P. dated August 11, 1997 (1)
     10.6      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North III, L.P. dated August 11, 1997 (1)
     10.7      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North IV, L.P. dated October 31, 1997 (1)
     10.8      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North V, L.P. dated October 31, 1997 (1)
     11.1      Statement regarding computation of per share earnings (1)
     12.1      Statement regarding computation of ratios (1)
     21.1      Subsidiaries of the Registrant*
     23.1      Consent of Jackson Walker L. L. P.  (to be included in its opinion to be filed as Exhibit 5.1) (1)
     23.2      Consent of Killman, Murrell & Company*
     24.1      Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein
     25.1      Consent of Independent Public Accountants


     ---------------------

*       Filed herewith

(1)     To be filed by amendment.

(b)     Financial Statement Schedules:

        The following supplemental schedules can be found on the indicated pages of this Registration Statement.

        ITEM                                                           PAGE
        ----                                                           ----


        All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 28.  UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                    (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any additional or changed material information with respect to the plan of distribution; and

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the Offering.

         (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 10, 1998.

                                   OASIS CAR WASH, INC.



                                   By: /s/ RICHARD W. WEYAND
                                       -----------------------------------------
                                       Richard W. Weyand, Chairman of the Board
                                       & President (Principal Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard W. Weyand and Steffanie D. Shepard his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        SIGNATURE                                       TITLE                                          DATE
        ---------                                       -----                                          ----
/s/ RICHARD W. WEYAND                                Chairman of the Board and President           February 10, 1998
------------------------------------                 (Principal Executive Officer)
Richard W. Weyand



/s/ STEFFANIE D. SHEPHERD                            Chief Financial Officer, Secretary and        February 10, 1998
------------------------------------                 Treasurer
Steffanie D. Shepherd                                (Principal Accounting Officer)


/s/ ARTHUR W. HOLLINGSWORTH                          Director                                      February 10, 1998
------------------------------------
Arthur W. Hollingsworth


/s/ JESSE B. SHELMIRE                               Director                                      February 10, 1998
------------------------------------
Jesse B. Shelmire, IV


/s/ D. BRADLEY DEAN                                  Director                                      February 10, 1998
------------------------------------
D. Bradley Dean

/s/ STEVE BARTLETT                                   Director                                      February 10, 1998
------------------------------------
Steve Bartlett


                                 EXHIBIT INDEX


    EXHIBIT         DESCRIPTION
    -------         -----------
     1.1       Proposed form of Underwriting Agreement (1)
     3.1       Registrant's Articles of Incorporation*
     3.2       Registrant's Articles of Amendment to Articles of Incorporation*
     3.3       Registrant's Amended and Restated Bylaws*
     4.1       Specimen Common Stock certificate (1)
     4.2       Specimen Warrant Certificate (1)
     5.1       Opinion of Jackson Walker L. L. P. (1)
     10.1      Agreement by and between D. Bradley Dean, the Company and Car Wash Properties North IV, L.P.
               dated October 16, 1997 (1)
     10.2      Agreement by and between Robert S. Noell, the Company and Car Wash Properties North V, L.P. dated
               October 31, 1997 (1)
     10.3      Agreement by and between David S. Noell, the Company and Car Wash Properties North V, L.P. dated
               October 31, 1997 (1)
     10.4      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North, L.P. dated August 11, 1997 (1)
     10.5      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North II, L.P. dated August 11, 1997 (1)
     10.6      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North III, L.P. dated August 11, 1997 (1)
     10.7      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North IV, L.P. dated October 31, 1997 (1)
     10.8      Warranty Deed, Bill of Sale and Assignment by and between the Company and Car Wash Properties
               North V, L.P. dated October 31, 1997 (1)
     11.1      Statement regarding computation of per share earnings (1)
     12.1      Statement regarding computation of ratios (1)
     21.1      Subsidiaries of the Registrant*
     23.1      Consent of Jackson Walker L. L. P.  (to be included in its opinion to be filed as Exhibit 5.1) (1)
     23.2      Consent of Killman, Murrell & Company*
     23.3      Consent of Milbern Ray & Company*
     24.1      Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein*

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*       Filed herewith

(1)     To be filed by amendment.